                                                              EXHIBIT 99.(c)(1)




                                 AGREEMENT AND
                                 PLAN OF MERGER

                                     AMONG

                             HEDSTROM CORPORATION,

                              HC ACQUISITION CORP.

                                      AND

                                   ERO, INC.


                           dated as of April 10, 1997

                               TABLE OF CONTENTS

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
                                              ARTICLE I
                                              THE OFFER

1.1      The Offer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
1.2      Offer Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
1.3      Company Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
1.4      Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5


                                             ARTICLE II
                                             THE MERGER

2.1      The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
2.2      Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
2.3      Effective Time of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
2.4      Effects of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7


                                             ARTICLE III
                            EFFECT OF THE MERGER ON THE CAPITAL STOCK OF
                       THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

3.1      Effect on Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
3.2      Conversion of Securities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
3.3      Payment for Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
3.4      Stock Transfer Books . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
3.5      Stock Option Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
3.6      Dissenting Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12


                                             ARTICLE IV
                                   REPRESENTATIONS AND WARRANTIES

4.1      Representations and Warranties of the Company  . . . . . . . . . . . . . . . . . . . . . . . . .  12
4.2      Representations and Warranties of Parent and Sub . . . . . . . . . . . . . . . . . . . . . . . .  31


                                              ARTICLE V
                              COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1      Covenants of the Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

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
                                             ARTICLE VI
                                        ADDITIONAL AGREEMENTS

6.1      Preparation of the Proxy Statement; Company Stockholders Meeting; Merger without a Company
         Stockholders Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
6.2      Access to Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
6.3      [Intentionally Omitted]  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
6.4      Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
6.5      Brokers or Finders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
6.6      Indemnification; Directors' and Officers' Insurance  . . . . . . . . . . . . . . . . . . . . . .  42
6.7      Commercially Reasonable Efforts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
6.8      Conduct of Business of Sub . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
6.9      Publicity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
6.10     Withholding Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
6.11     Continuation of Employee Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46


                                             ARTICLE VII
                                        CONDITIONS PRECEDENT

7.1      Conditions to Each Party's Obligation to Effect the Merger . . . . . . . . . . . . . . . . . . .  47
7.2      Conditions to Obligation of Parent and Sub . . . . . . . . . . . . . . . . . . . . . . . . . . .  48


                                            ARTICLE VIII
                                      TERMINATION AND AMENDMENT

8.1      Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
8.2      Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
8.3      Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
8.4      Extension; Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51


                                             ARTICLE IX
                                         GENERAL PROVISIONS

9.1      Nonsurvival of Representations, Warranties and Agreements  . . . . . . . . . . . . . . . . . . .  51
9.2      Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
9.3      Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
9.4      Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
9.5      Entire Agreement; No Third Party Beneficiaries; Rights of Ownership  . . . . . . . . . . . . . .  53
9.6      Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
9.7      Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54

                          AGREEMENT AND PLAN OF MERGER


                 THIS AGREEMENT AND PLAN OF MERGER, dated as of April 10, 1997 (the "Agreement"), is made and entered into by and among Hedstrom Corporation, a Delaware corporation ("Parent"), HC Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and ERO, Inc., a Delaware corporation (the "Company").

                 WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have unanimously approved the acquisition of the Company by Parent, by means of the merger (the "Merger") of Sub with and into the Company, upon the terms and subject to the conditions set forth in this Agreement;

                 WHEREAS, to effectuate the acquisition, Parent and the Company each desire that Sub commence a cash tender offer to purchase all of the outstanding shares of common stock, par value $0.01 per share, of the Company ("Shares" or "Company Common Stock") upon the terms and subject to the conditions set forth in this Agreement and the Offer Documents (as defined in Section 1.2), and the Board of Directors of the Company has unanimously approved such Offer (as defined in Section 1.1) and agreed to recommend to the stockholders of the Company that they accept the Offer and tender their Company Common Stock pursuant thereto; and

                 WHEREAS, Parent and Sub are unwilling to enter into this Agreement (and effect the transactions contemplated hereby) unless, contemporaneously with the execution and delivery hereof, certain beneficial and record holders of the Company Common Stock enter into agreements (collectively, the "Stockholders Agreement") providing for certain matters with respect to their Shares (including the tender of their Shares and certain other actions relating to the Offer) and the other transactions contemplated by this Agreement, and, in order to induce Parent and Sub to enter into this Agreement, the Company has approved the execution and delivery by Parent and such stockholders of the Stockholders Agreement, and such stockholders have agreed to execute and deliver the Stockholders Agreement; and

                 WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the consummation thereof;

                 NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:


                                   ARTICLE I
                                   THE OFFER

                 1.1 The Offer. (a) Provided that none of the events set forth in Exhibit A hereto shall have occurred and be continuing, as promptly as practicable (but in any event not later than five business days after the public announcement of the execution and delivery of this Agreement), Sub shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), an offer to purchase (the "Offer") all outstanding shares of the Company Common Stock at a price of $11.25 per share, net to the seller in cash (the "Offer Consideration"). The obligation of Parent and Sub to commence the Offer, consummate the Offer, accept for payment and to pay for shares of Company Common Stock validly tendered in the Offer and not withdrawn shall be subject only to those conditions set forth in Exhibit A hereto.

                 (b) Parent and Sub expressly reserve the right to amend or modify the terms of the Offer, except that, without the prior written consent of the Company, Sub shall not (and Parent shall not cause Sub to): (i) decrease the Offer Consideration, change the form of the Offer Consideration or decrease the number of Shares sought pursuant to the Offer, (ii) amend or waive the condition that there shall be validly tendered and not withdrawn prior to the time the Offer expires a number of shares of Company Common Stock which constitutes a majority of the Shares outstanding on a fully-diluted basis on the date of purchase ("on a fully-diluted basis" having the following meaning, as of any date: the number of shares of Company Common Stock outstanding, together with Shares which the Company may be required, now or in the future, to issue pursuant to options, warrants or other rights or obligations outstanding at that date), (iii) extend the expiration date of the Offer (except that Sub may extend the expiration date of the Offer (a) as required by any rule, regulation or interpretation of the United States Securities and Exchange Commission (the "SEC"), (b) for such periods as Sub may reasonably deem necessary (but not to a date later than the 60th calendar day after the date of commencement) in the event that any condition to the Offer is not satisfied, or (c) for one or more times for an aggregate period of up to 15 days (not to exceed 60 calendar days from the date of commencement) for any reason other than those specified in the immediately preceding clause (a) or clause (b)), or (iv) change any condition or impose additional conditions to the Offer or amend any term of the Offer in any manner adverse to holders of shares of Company Common Stock; provided, however, that, except as set forth above, Sub may waive any other condition to the Offer in its sole discretion; and provided further, that the Offer (i) may be extended in connection with an increase in the consideration to be paid pursuant to the Offer so as to comply with applicable rules and regulations of the SEC, and
(ii) will, for one time only, be automatically extended for a period which ends on the 15th business day from the date the Company shall have received an Acquisition Proposal (as hereinafter defined) in the event the Company shall receive such Acquisition Proposal less than ten business days prior to the expiration of the Offer. Assuming the prior satisfaction or waiver of the conditions to the Offer, Sub shall accept for payment, and pay for, in accordance with the terms of the Offer, all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the expiration date thereof.

                 1.2 Offer Documents. As soon as practicable on the date of commencement of the Offer, Parent and Sub shall file or cause to be filed with the SEC a Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D- 1") with respect to the Offer which shall contain the offer to purchase, related letter of transmittal and other ancillary Offer documents and instruments pursuant to which the Offer will be made (collectively with any supplements or amendments thereto, the "Offer Documents"). The Offer Documents (i) shall contain (or shall be amended in a timely manner to contain) all information which is required to be included therein in accordance with the Exchange Act and the rules and regulations thereunder and any other applicable law and (ii) shall conform in all material respects with the requirements of the Exchange Act and any other applicable law. Notwithstanding the foregoing, no agreement or representation hereby is made or shall be made by Parent or Sub with respect to information supplied by the Company expressly for inclusion in, or with respect to Company information derived from the Company's public SEC filings that is included or incorporated by reference in, the Offer Documents. Parent, Sub and the Company each agree promptly to correct any information provided by them for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect and Sub further agrees to take all lawful action necessary to cause the Offer Documents as so corrected to be filed promptly with the SEC and to be disseminated to holders of Company Common Stock, in each case as and to the extent required by applicable law. In conducting the Offer, Parent and Sub shall comply in all material respects with the Exchange Act and any other applicable law. The

Company and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents and any amendments or supplements thereto prior to the filing thereof with the SEC. To the extent practicable, the Company and its counsel shall also be given reasonable opportunity to review and comment on correspondence with the SEC concerning the Offer Documents prior to the delivery thereof to the SEC.

                 1.3 Company Actions. The Company hereby consents to the Offer and the Merger and represents that (a) its Board of Directors (at a meeting duly called and held) has unanimously (i) determined that each of this Agreement, the Offer and the Merger are fair to and in the best interests of the stockholders of the Company, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby, including the Offer and the Merger, and such approval constitutes approval of the foregoing for purposes of Section 203 of the Delaware General Corporation Law, as amended (the "DGCL"), and for purposes of Article Nine of the Company's Amended and Restated Certificate of Incorporation, (iii) resolved to recommend (x) acceptance of the Offer, (y) approval and adoption of this Agreement (if required) and (z) approval of the Merger, by the holders of Company Common Stock, and (b) Dean Witter Reynolds Inc. (the "Financial Advisor") has delivered to the Board of Directors of the Company its written opinion that, as of such date and based upon and subject to the matters set forth therein, the Offer Consideration to be received by the holders of Company Common Stock (other than Parent, Sub and any other Subsidiary of Parent) in the Offer is fair, from a financial point of view, to such holders. The Company acknowledges and agrees that the Board of Directors of the Company may not withdraw, modify or amend its approval or recommendation of the Offer, this Agreement, the Stockholders Agreement or the Merger except in accordance with Section 5.1(e)(ii). The Company hereby consents to the inclusion in the Offer Documents of the recommendation referred to in this
Section 1.3. The Company hereby agrees to file with the SEC, simultaneously with the filing by Parent and Sub of the Schedule 14D-1 (or promptly after such filing), a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9") containing such recommendations of the Board of Directors of the Company in favor of the Offer and the Merger and otherwise complying with Rule 14d-9 under the Exchange Act. The Schedule 14D-9 shall comply in all material respects with the Exchange Act and any other applicable law and shall contain (or shall be amended in a timely manner to contain) all information that is required to be included therein in accordance with the Exchange Act and the rules and regulations promulgated thereunder and any other applicable law. Notwithstanding the foregoing, no agreement or representation hereby is made or shall be made by the Company with respect to Parent, Sub or any other Subsidiary of Parent. The Company, Parent and Sub each agree promptly to correct any information provided by them for use in the
Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect and the Company further agrees to take all lawful action necessary to cause the Schedule 14D-9 as so corrected to be promptly filed with the SEC and disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable law. Parent, Sub and their counsel shall be given an opportunity to review and comment on the Schedule 14D-9 and any amendments thereto prior to the filing thereof with the SEC. To the extent practicable, Parent, Sub and their counsel shall also be given reasonable opportunity to review and comment on correspondence with the SEC concerning the Schedule 14D-9 prior to the delivery thereof to the SEC. In connection with the Offer, the Company shall promptly furnish, or cause its transfer agent to furnish, Parent with mailing labels, security position listings and all available listings or computer files containing the names and addresses of the record holders of the Company Common Stock as of the latest practicable date and shall furnish, or cause its transfer agent to furnish, Parent with such information and assistance (including updated lists of stockholders, mailing labels and lists of security positions) as Parent or its agents may reasonably request in communicating the Offer to the record and beneficial holders of Company Common Stock. Subject to the requirements of applicable law, and except for such actions as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, Parent and Sub and each of their affiliates, associates, partners, employees, agents and advisors shall hold in confidence the information contained in such labels and lists, shall use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated for any reason, shall deliver promptly to the Company all copies of such information then in their possession or control.

                 1.4 Directors. (a) Upon the purchase pursuant to the Offer by Sub of such number of shares of Company Common Stock which represents a majority of the outstanding shares of Company Common Stock (on a fully diluted basis), and from time to time thereafter, Parent shall be entitled to designate such number of directors, rounded up to the next whole number (but in no event more than one less than the total number of directors on the Board of Directors of the Company) as will give Parent, subject to compliance with
Section 14(f) of the Exchange Act, representation on the Board of Directors of the Company equal to the product of (x) the number of directors on the Board of Directors of the Company (giving effect to any increase in the number of directors pursuant to this Section 1.4) and (y) the percentage that such number of Shares so purchased bears to the aggregate number of Shares outstanding (such number being, the "Board Percentage"), and the Company shall, upon request by Parent and subject to applicable law, promptly satisfy the Board Percentage by (i) increasing the size of the Board of Directors of the Company or (ii) using its best efforts to secure the resignations of such number of directors as is necessary to enable Parent's designees to be elected to the Board of Directors of the Company and shall cause Parent's designees promptly to be so elected, provided that no such action shall be taken which would result in there being, prior to the consummation of the Merger, less than two directors of the Company that are not affiliated with Parent. At the request of Parent, the Company shall take, at the Company's expense, all lawful action necessary to effect any such election, including, without limitation, mailing to its stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, unless such information has previously been provided to the Company's stockholders in the Schedule 14D-9. Parent will supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, directors and affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder.

                 (b) Following the election or appointment of Parent's designees pursuant to this Section 1.4 and prior to the Effective Time of the Merger, any amendment or termination of this Agreement, extension for the performance or waiver of the obligations or other acts of Parent or Sub or waiver of the Company's rights thereunder shall require the concurrence of a majority of directors of the Company then in office who are Continuing Directors. The term "Continuing Director" shall mean (i) each member of the board of directors on the date hereof who voted to approve this Agreement and
(ii) any successor to any Continuing Director that was recommended to succeed such Continuing Director by a majority of the Continuing Directors then on the board of directors.


                                   ARTICLE II
                                   THE MERGER

                 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation and a direct wholly owned subsidiary of Parent (Sub and the Company are sometimes hereinafter referred to as "Constituent Corporations" and, as the context requires, the Company is sometimes hereinafter referred to as the "Surviving Corporation"), and shall continue under the name "ERO, Inc.".

                 2.2 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 8.1, and subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the Merger (the "Closing") shall take place at 10:00 a.m., New York time, on the second business day after satisfaction and/or waiver of all of the conditions set forth in Article VII (the "Closing Date"), at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, unless another date, time or place is agreed to in writing by the parties hereto.

                 2.3 Effective Time of the Merger. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, as provided in the DGCL, as soon as practicable on or after the Closing Date. The Merger shall become effective upon such filing or at such time thereafter as is provided in the Certificate of Merger as the Company and Sub shall agree (the "Effective Time").

                 2.4 Effects of the Merger. (a) The Merger shall have the effects as set forth in the applicable provisions of the DGCL.

                 (b) The directors of Sub and the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors and officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

                 (c) The Certificate of Incorporation of the Company shall be amended and restated in its entirety as set forth on Exhibit B hereto, and, from and after the Effective Time, such amended and restated Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL.

                 (d) The Bylaws of the Company shall be amended and restated in their entirety as set forth on Exhibit C hereto and, from and after the Effective Time, such amended and restated Bylaws shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by applicable law, the Certificate of Incorporation or the Bylaws.


                                  ARTICLE III
                  EFFECT OF THE MERGER ON THE CAPITAL STOCK OF
             THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

                 3.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of Company Common Stock or any holder of shares of capital stock of Sub:

                 (a) Capital Stock of Sub. Each share of the capital stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $0.01 per share, of the Surviving Corporation.

                 (b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock and all other shares of capital stock of the Company that are owned by the Company and all shares of Company Common Stock and other shares of capital stock of the Company owned by Parent or Sub shall be canceled and retired and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

                 3.2 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any of the shares thereof:

                 (a)(i) Subject to the other provisions of this Section 3.2, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares owned, directly or indirectly, by the Company or by Parent, Sub or any other Subsidiary of Parent and Dissenting Shares (as defined in Section 3.6)) shall be converted into the right to receive the per share amount actually paid in the Offer, payable to the holder thereof in cash, without any interest thereon (the amount so paid in the Offer, in cash, is herein referred to as the "Merger Consideration"), upon surrender and exchange of the Certificate (as defined in Section 3.3) representing such share of Company Common Stock. As used in this Agreement, the word "Subsidiary", with respect to any party,





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
means any corporation, partnership, joint venture or other organization, whether incorporated or unincorporated, of which: (i) such party or any other Subsidiary of such party is a general partner; (ii) voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation, partnership, joint venture or other organization is held by such party or by any one or more of its Subsidiaries, or by such party and any one or more of its Subsidiaries; or (iii) at least 25% of the equity, other securities or other interests is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and any one or more of its Subsidiaries.

                              (ii)        All such shares of Company Common
Stock, when converted as provided in Section 3.2(a)(i), no longer shall be outstanding and shall automatically be canceled and retired and shall cease to exist, and each Certificate previously evidencing such Shares shall thereafter represent only the right to receive the Merger Consideration. The holders of Certificates previously evidencing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to the Company Common Stock except as otherwise provided herein or by law and, upon the surrender of Certificates in accordance with the provisions of Section 3.3, shall only represent the right to receive for their Shares, the Merger Consideration, without any interest thereon.

                 3.3     Payment for Shares.  (a)  Paying Agent.    Prior to
the Effective Time, Parent shall appoint a United States bank or trust company reasonably acceptable to the Company to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration, and Parent shall cause the Surviving Corporation to deposit with the Paying Agent in a separate fund established for the benefit of the holders of shares of Company Common Stock, for payment in accordance with this Article III, through the Paying Agent (the "Payment Fund"), immediately available funds in amounts necessary to make the payments pursuant to Section 3.2(a)(i) and this Section 3.3 to holders (other than the Company or Parent, Sub or any other Subsidiary of Parent, or holders of Dissenting Shares). The Paying Agent shall, pursuant to irrevocable instructions, pay the Merger Consideration out of the Payment Fund.

                 If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of shares of Company Common Stock shall be entitled under this Section 3.3, Parent shall take all steps necessary to enable or cause the Surviving Corporation to deposit in trust additional cash with the Paying Agent sufficient to make all payments required under this Agreement, and Parent and the Surviving Corporation shall in any event be liable for payment thereof. The Payment Fund shall not be used for any purpose except as expressly provided in this Agreement.

                 (b) Payment Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall instruct the Paying Agent to mail to each holder of record (other than the Company or Parent, Sub or any other Subsidiary of Parent) of a Certificate or Certificates which, immediately prior to the Effective Time, evidenced outstanding shares of Company Common Stock (the "Certificates"), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions as the Surviving Corporation reasonably may specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in respect thereof cash in an amount equal to the product of (x) the number of shares of Company Common Stock represented by such Certificate and (y) the Merger Consideration, and the Certificate so surrendered shall forthwith be canceled. No interest shall be paid or accrued on the Merger Consideration payable upon the surrender of any Certificate. If payment is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the surrendered Certificate or established to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 3.3(b), each Certificate (other than Certificates representing Shares owned by the Company or Parent, Sub or any other Subsidiary of Parent) shall be deemed at any time after the Effective Time to represent for all purposes only the right to receive the Merger Consideration.

                 (c) Termination of Payment Fund; Interest. Any portion of the Payment Fund which remains undistributed to the holders of Company Common Stock for 270 days after the Effective

Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Company Common Stock who have not theretofore complied with this
Article III and the instructions set forth in the letter of transmittal mailed to such holder after the Effective Time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration to which they are entitled. All interest accrued in respect of the Payment Fund shall inure to the benefit of and be paid to the Surviving Corporation.

                 (d) No Liability. None of Parent, the Company or the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                 3.4 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. On or after the Effective Time, any certificates presented to the Paying Agent or Parent for any reason, except notation thereon that a stockholder has elected to exercise his rights to appraisal pursuant to the DGCL, shall be converted into the Merger Consideration as provided in this Article III.

                 3.5 Stock Option Plans. At the Effective Time, each holder of a then outstanding option to purchase Shares under any of the Company's 1988 Key Employee Stock Option Plan, 1992 Key Employee Stock Option Plan and 1992 Directors' Stock Option Plan (collectively, the "Stock Option Plans"), or otherwise set forth on Schedule 4.1(b), whether or not then exercisable or vested (collectively, the "Options"), shall, in cancellation and settlement thereof, receive for each Share subject to such Option an amount (subject to any applicable withholding tax) in cash equal to the difference between the amount per share actually paid in the Offer and the per Share exercise price of such Option to the extent such difference is a positive number (such amount being hereinafter referred to as, the "Option Consideration"); provided, however, that with respect to any person subject to
Section 16(a) of the Exchange Act, any such amount shall be paid as soon as practicable after the first date payment can be made without liability to such person under Section 16(b) of the Exchange Act. Upon receipt of the Option Consideration, the Option shall be canceled. The surrender of an Option to the Company in exchange for the Option Consideration shall be deemed a release of any and all rights the holder had or may have had in respect of such Option. Prior to the expiration of the Offer, the Company shall use its reasonable efforts to obtain all necessary consents or releases from holders of Options under the Stock Option Plans and take all such other lawful action as may be reasonably necessary to give effect to the transactions contemplated by this Section 3.5. The Stock Option Plans shall terminate as of the Effective Time, and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary thereof shall be canceled as of the Effective Time. Prior to the expiration of the Offer, the Company shall use its reasonable efforts to take all action necessary (including causing the Board of Directors of the Company to take such actions as are allowed by the Stock Option Plans) to (i) ensure that, following the Effective Time, no participant in the Stock Option Plans or any other plans, programs or arrangements shall have any right thereunder to acquire equity securities of the Company, the Surviving Corporation or any Subsidiary thereof and (ii) terminate all such plans, programs and arrangements.

                 3.6 Dissenting Shares. Notwithstanding any other provisions of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders instead shall be entitled to receive payment of the appraised value of such shares of Company Common Stock held by them in accordance with the provisions of such Section 262 of the DGCL, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights to appraisal of such shares of Company Common Stock under such
Section 262 of the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner provided in Section 3.3, of the Certificate or Certificates that, immediately prior to the Effective Time, evidenced such shares of Company Common Stock.


                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

                 4.1 Representations and Warranties of the Company. The Company represents and warrants to Parent and Sub as follows:

                 (a) Organization, Standing and Power. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business as a foreign corporation and in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify could not reasonably be expected to (i) have a Material Adverse Effect (as defined below) with respect to the Company or (ii) materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. The Company has heretofore made available to Parent complete and correct copies of its and its Subsidiaries' respective Certificates of Incorporation and Bylaws. All Subsidiaries of the Company and their respective jurisdictions of incorporation or organization are identified on Schedule 4.1(a). As used in this Agreement: a "Material Adverse Effect" shall mean, with respect to any party, any events, changes or effects which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of such party and its Subsidiaries, taken as a whole; provided, however, that the matters disclosed on Exhibit D hereto shall not be considered in determining whether one or more events, changes or effects could reasonably be expected to have a Material Adverse Effect on the Company.

                 (b) Capital Structure. As of the date hereof, the authorized capital stock of the Company consists of 50,000,000 Shares and 9,947,700 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). As of the date hereof: (i) 10,274,300 Shares are issued and outstanding; (ii) no shares of Preferred Stock are issued and outstanding; and
(iii) 1,458,000 Shares are reserved for issuance pursuant to Options outstanding under the Stock Option Plans. Except for the issuance of Shares pursuant to the exercise of outstanding Options, there are no employment, executive termination or similar agreements providing for the issuance of Shares. As of the date hereof, 120,000 Shares are held by the Company and no Shares are held by Subsidiaries of the Company. No bonds, debentures, notes or other instruments or evidence of indebtedness having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which the Company stockholders may vote ("Company Voting Debt") were issued or outstanding. All outstanding Shares are validly issued, fully paid and nonassessable and are not subject to preemptive or other similar rights.
Except as set forth on Schedule 4.1(b), all outstanding shares of capital stock of the Subsidiaries of the Company are owned by the Company or a direct or indirect Subsidiary of the Company, free and clear of all liens, charges, encumbrances, claims and options of any nature. Except as set forth in this
Section 4.1(b), there are outstanding: (i) no shares of capital stock, Company Voting Debt or other voting securities of the Company; (ii) no securities of the Company or any Subsidiary of the Company convertible into, or exchangeable or exercisable for, shares of capital stock, Company Voting Debt or other voting securities of the Company or any Subsidiary of the Company; and (iii) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which the Company or any Subsidiary of the Company is a party or by which it is bound, in any case obligating the Company or any Subsidiary of the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any Company Voting Debt or other voting securities of the Company or of any Subsidiary of the Company, or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Except as set forth on Schedule 4.1(b), since December 31, 1996, the Company has not (i) granted any options, warrants or rights to purchase shares of Company Common Stock or (ii) amended or repriced any Option or any of the Stock Option Plans. Set forth on Schedule 4.1(b) is a list of all outstanding options, warrants and rights to purchase shares of Company Common Stock and the exercise prices relating thereto.
Except as disclosed in the Company SEC Documents (as defined below), there are not as of the date hereof and there will not be at the Effective Time any stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any shares of the capital stock of the Company which will limit in any way the solicitation of proxies by or on behalf of the Company from, or the casting of votes by, the stockholders of the Company with respect to the Merger. There are no restrictions on the Company to vote the stock of any of its Subsidiaries.

                 (c)     Authority; No Violations; Consents and Approvals.

                      (i) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the Company Stockholder Approval (as defined in Section 4.1(c)(iii)), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject, if required with respect to consummation of the Merger, to the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, subject, if required with respect to consummation of the Merger, to the Company Stockholder Approval, and assuming that this Agreement constitutes the valid and binding agreement of Parent and Sub, constitutes a valid and binding obligation of the Company enforceable in accordance with its terms and conditions except that the enforcement hereof may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

                     (ii) Except as set forth on Schedule 4.1(c)(ii), the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company will not conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration (including pursuant to any put right) of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets or property, or right of first refusal with respect to any asset or property (any such conflict, violation, default, right of termination, cancellation or acceleration, loss, creation or right of first refusal, a "Violation"), pursuant to, (A) any provision of the Certificate of Incorporation or Bylaws of the Company or any of its Subsidiaries or (B) except as to which requisite waivers or consents have been obtained and assuming the consents, approvals, authorizations or permits and filings or notifications referred to in paragraph (iii) of this Section 4.1(c) are duly and timely obtained or made and, if required, the Company Stockholder Approval has been obtained, result in any Violation of (1) any loan or credit agreement, note, mortgage, deed of trust, indenture, lease, Benefit Plan (as defined in Section 4.1(i)), Company Permit (as defined in Section 4.1(f)), or any other agreement, obligation, instrument, concession, franchise, or license or (2) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or their respective properties or assets (collectively, "Laws"), except in the case of clause (1) and (2) for any Violations that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company. The Board of Directors of the Company has taken all actions necessary under the Company's Amended and Restated Certificate of Incorporation, including approving the transactions contemplated by this Agreement, to ensure that

Section 1 of Article Nine of the Company's Amended and Restated Certificate of Incorporation does not, and will not, apply to the transactions contemplated in this Agreement. The Board of Directors of the Company has taken all actions necessary under the DGCL, including approving the transactions contemplated by this Agreement and the Stockholders Agreement, to ensure that Section 203 of the DGCL does not, and will not, apply to the transactions contemplated in this Agreement or the Stockholders Agreement.

                    (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, notice to, or permit from any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for: (A) the filing of a pre-merger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the expiration or termination of the applicable waiting period thereunder; (B) the filing with the SEC of (x) a proxy statement (if required by applicable law) in definitive form relating to a meeting of the holders of Company Common Stock to approve the Merger (such proxy statement as amended or supplemented from time to time being hereinafter referred to as the "Proxy Statement"), (y) the Schedule 14D-9 in connection with the Offer, and (z) such reports under and such other compliance with the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby; (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company does business; (D) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws; (E) such filings and approvals as may be required by any foreign pre-merger notification, securities, corporate or other law, rule or regulation (including the Investment Canada Act); (F) such filings in connection with any state or local tax which is attributable to the beneficial ownership of the Company's or its Subsidiaries' real property, if any (collectively, the "Gains and Transfer Taxes"); (G) such other filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval necessitated by the Merger or the transactions contemplated by this Agreement; (H) the approval of this Agreement and the Merger by the holders of a majority of the outstanding Shares ("Company Stockholder Approval") and (I) such other consents, approvals, orders, authorizations, registrations, declarations, filings, notices or permits the failure of which to be obtained or made could not reasonably be expected to have a Material Adverse Effect on the Company.

                 (d) SEC Documents. The Company has made available to Parent a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC since January 1, 1995 and prior to the date of this Agreement (the "Company SEC Documents"), which are all the documents (other than preliminary material) that the Company was required to file with the SEC since such date. As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as disclosed on Schedule 4.1(d), the financial statements of the Company included in the Company SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal, recurring adjustments, which will not be material, either individually or in the aggregate) the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of the Company and its consolidated Subsidiaries for the periods presented therein.

                 (e) Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) any of the Offer Documents will, at the time the Offer Documents are first published, sent or given to holders of Company Common Stock, and at any time they are amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Proxy Statement will, on the date it is first mailed to the holders of the Company Common Stock or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the expiration of the Offer or the Effective Time, any event with respect to the Company or any of its Subsidiaries, or with respect to other information supplied by the Company specifically for inclusion in the Offer Documents or the Proxy Statement, shall occur which is required to be described in an amendment of, or a supplement to, the Offer Documents or the Proxy Statement, as the case may be, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company. The Proxy Statement, insofar as it relates to the Company or its Subsidiaries or other information supplied by the Company specifically for inclusion therein will comply as to form, in all material respects, with the provisions of the Exchange Act or the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to (i) the information supplied or to be supplied by Parent or Sub for inclusion in the Offer Documents or the Proxy Statement or (ii) except as provided in the immediately following sentence, any projections, forward-looking statements or similar information provided to Parent or Sub that is not of a historical nature. The budget prepared by the Company and attached to Schedule 4.1(e) hereto was prepared in good faith based upon reasonable assumptions.

                 (f) Compliance with Applicable Laws. The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except where the failure to hold any such Company Permits could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. A list of the material Company Permits is set forth on Schedule 4.1(f). Except as disclosed in Schedule 4.1(f), the businesses of the Company and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity except for any such violations which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. As of the date of this Agreement, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, has been threatened which could reasonably be expected to have a Material Adverse Effect on the Company.

                 (g) Litigation. Except as set forth on Schedule 4.1(g), there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary of the Company ("Company Litigation"), nor is there any material judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any Subsidiary of the Company ("Company Order"). In addition, except as expressly set forth on Schedule 4.1(g) as having such effect, none of the claims and judgments pending, or to the knowledge of the Company, threatened pursuant to all Company Litigation and Company Orders, could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

                 (h)     Taxes.  Except as set forth on Schedule 4.1(h) hereto:

                      (i) All Tax Returns required to be filed by or with respect to the Company and each of its Subsidiaries have been duly and timely filed (taking into account all valid extensions of filing dates), except where the failure to file such Tax Returns would not have a Material Adverse Effect on the Company, and all such Tax Returns are true, correct and complete in all material respects. The Company and each of its Subsidiaries has duly and timely paid (or there has been paid on its behalf) all Taxes that are due, except to the extent that the failure to pay such Taxes would not have a Material Adverse Effect the Company and except for Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the Company's audited financial statements for the year ended December 31, 1996 in accordance with generally accepted accounting principles. With respect to any period for which Taxes are not yet due with respect to the Company or any Subsidiary, the Company and each of its Subsidiaries has made due and sufficient current accruals for such Taxes in accordance with GAAP in the most recent financial statements contained in the Company SEC Documents. The Company and each of its Subsidiaries has made (or there has been made on its behalf) all required estimated Tax payments sufficient to avoid any material underpayment penalties. The Company and each of its Subsidiaries has withheld and paid all material Taxes required by all applicable laws to be withheld or paid in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.

                     (ii) There are no outstanding agreements, waivers, or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, material Taxes due from or with respect to the Company or any of its Subsidiaries for any taxable period. No audit or other proceeding by any court, governmental or regulatory authority, or similar person is pending or, to the knowledge of the Company, threatened in regard to any material Taxes due from or with respect to the Company or any of the Subsidiaries or any material Tax Return filed by or with respect to the Company or any Subsidiary other than normal and routine audits by nonfederal governmental authorities. Neither the Company nor any Subsidiary of the Company has received notice that any assessment of Taxes is proposed against the Company or any of its Subsidiaries or any of their assets which, if ultimately paid by the Company or any Subsidiary of the Company would have a Material Adverse Effect on the Company.

                    (iii) No consent to the application of Section 341(f)(2) of the Code (or any predecessor provision) has been made or filed by or with respect to the Company or any of its Subsidiaries or any of their assets. None of the Company or any of its Subsidiaries has agreed to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method, and there is no application pending with any taxing authority requesting permission for any changes in any accounting method of the Company or any of its Subsidiaries which, in each respective case, will or would reasonably cause the Company or any of is Subsidiaries to include any material adjustment in taxable income for any taxable period (or portion thereof) ending after the Closing Date.

                     (iv) None of the Company or any of its Subsidiaries is a party to, is bound by, or has any obligation under, any Tax sharing agreement, Tax allocation agreement or similar contract other than any agreement to which the Company and its Subsidiaries are the sole parties.

                      (v) There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company or any of its Subsidiaries by reason of
        Section 280G of the Code.

                     (vi) The term "Code" shall mean the Internal Revenue Code of 1986, as amended. The term "Taxes" shall mean all taxes, charges, fees, levies, or other similar assessments or liabilities, including without limitation (a) income, gross receipts, ad valorem, premium, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll, and franchise taxes imposed by the United States of America, or by any state, local, or foreign government, or any subdivision, agency, or other similar person of the United States or any such government; and (b) any interest, fines, penalties, assessments, or additions to taxes resulting from, attributable to, or incurred in connection with any Tax or any contest, dispute, or refund thereof. The term "Tax Returns" shall mean any report, return, or statement required to be supplied to a taxing authority in connection with Taxes.

                 (i)     Pension And Benefit Plans; ERISA.

                     (i) Schedule 4.1(i)(i) sets forth a complete and correct list of:

                         (A)      all "employee benefit plans", as defined in
                         Section 3(3) of ERISA, maintained by the Company or any of its Subsidiaries to which Company or any of its Subsidiaries has any obligation or liability, contingent or otherwise ("Benefit Plans"); and

                         (B) all employment or consulting agreements, and all bonus or other incentive compensation, deferred compensation, salary continuation, disability, stock award, stock option, stock purchase or other material employee benefit policies or arrangements which the Company or any of its Subsidiaries maintains or to which the Company or any of its Subsidiaries has any obligation or liability (contingent or otherwise) (the "Employee Arrangements").

                     (ii) With respect to each Benefit Plan and Employee Arrangement, a complete and correct copy of each of the following documents (if applicable) has been made available to
        Purchaser: (i) the most recent plan and related trust documents, and all amendments thereto; (ii) the most recent summary plan description, and all related summaries of material modifications thereto; (iii) the most recent Form 5500 (including schedules and attachments); (iv) the most recent IRS determination letter; and (v) the most recent actuarial reports.

                    (iii) To the Company's knowledge, the Company and its Subsidiaries do not currently have and have not during the preceding six years had any obligation or liability (contingent or otherwise) under Title IV of ERISA.

                     (iv) The Benefit Plans and their related trusts intended to qualify under Sections 401(a) and 501(a) of the Code, respectively, are qualified under such sections.

                      (v) All contributions or other payments required to have been made by the Company or any of its Subsidiaries to or under any Benefit Plan or Employee Arrangement by applicable law or the terms of such Benefit Plan or Employee Arrangement (or any agreement relating thereto) have been timely and properly made or are properly accrued on the Company's audited financial statements for the year ended December 31, 1996 in accordance with generally accepted accounting principles.

                     (vi) The Benefit Plans and Employee Arrangements have been maintained and administered in all material respects in accordance with their terms and applicable laws.

                    (vii) Except as disclosed in Schedule 4.1(i)(vii), there are no pending or, to the best knowledge of the Company, threatened actions, claims or proceedings against or relating to any Benefit Plan or Employee Arrangement other than routine benefit claims by persons entitled to benefits thereunder and other than actions, claims or proceedings which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company.

                   (viii)         Except as disclosed in Schedule
        4.1(i)(viii), the Company and its Subsidiaries do not maintain or have an obligation to contribute to retiree life or retiree health plans which provide for continuing benefits or coverage for current or former officers, directors or employees of the Company or any of its Subsidiaries except (i) as may be required under Part 6 of Title I of ERISA) and at the sole expense of the participant or the participant's beneficiary or (ii) a medical expense reimbursement account plan pursuant to Section 125 of the Code.

                 (j) Absence of Certain Changes or Events. Except as set forth on Exhibit D or Schedule 4.1(j) or as contemplated by this Agreement, since December 31, 1996, the business of the Company and its Subsidiaries has been carried on only in the ordinary and usual course and no event or events has or have occurred that (either individually or in the aggregate) has had, or reasonably could be expected to have, a Material Adverse Effect on the Company.

                 (k) No Undisclosed Material Liabilities. Except as specifically and individually set forth on Schedule 4.1(k) or the other schedules hereto (specific reference to which shall be made on Schedule 4.1(k)), there are no liabilities of the Company or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that are material to the Company and its Subsidiaries considered as a whole other than: (i) liabilities reflected on the Company's audited financial statements (together with the related notes thereto) filed with the Company's Annual Report on Form 10-K for the year ended December 31, 1996 (as filed with the SEC); and (ii) liabilities under this Agreement.

                 (l) Opinion of Financial Advisor. The Company has received the opinion of the Financial Advisor dated April 10, 1997, to the effect that, as of the date thereof, the Offer Consideration to be received by the holders of Company Common Stock in the Offer and the Merger Consideration to be received by the holders of Company Common Stock in the Merger is fair from a financial point of view to such holders, a signed, true and complete copy of which opinion shall be delivered to Parent, and such opinion has not been withdrawn or modified. True and complete copies of all agreements and understandings between the Company or any of its affiliates and the Financial Advisor relating to the transactions contemplated by this Agreement are attached hereto as Schedule 4.1(l).

                 (m) Vote Required. In the event that Section 253 of the DGCL is inapplicable and unavailable to effectuate the Merger, the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of the Company's capital stock necessary (under applicable law or otherwise) to approve the Merger and this Agreement and the transactions contemplated hereby.

                 (n) Labor Matters. Except to the extent as such could not reasonably be expected to have a Material Adverse Effect on the Company or as set forth on Schedule 4.1(n):

                     (i) Neither the Company nor any of its Subsidiaries is a party to any labor or collective bargaining agreement, and no employees of Company or any of its Subsidiaries are represented by any labor organization. Within the preceding three years, there have been no representation or certification proceedings, or petitions seeking a representation proceeding, pending or, to the knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. Within the preceding three years, to the knowledge of Company, there have been no organizing activities involving Company or any of its Subsidiaries with respect to any group of employees of Company or any of its Subsidiaries.

                     (ii) There are no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes pending or, to the knowledge of the Company, threatened against or involving Company or any of its Subsidiaries. There are no unfair labor practice charges, grievances or complaints pending or, to the knowledge of Company, threatened by or on behalf of any employee or group of employees of Company or any of its Subsidiaries.

                    (iii) There are no complaints, charges or claims against Company or any of its Subsidiaries pending or, to the knowledge of Company, threatened to be brought or filed with any governmental authority, arbitrator or court based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by Company or any of its Subsidiaries.

                     (iv) Each of the Company and its Subsidiaries is in material compliance with all laws, regulations and orders relating to the employment of labor, including all such laws, regulations and orders relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or social security taxes and any similar tax.

                      (v) Since July 31, 1996, there has been no "mass layoff" or "plant closing" (as defined by the Worker Adjustment Retraining and Notification Act of 1988, as amended ("WARN Act") with respect to the Company or any of its Subsidiaries.

                 (o)     Intangible Property.      Each of the Company and its
Subsidiaries owns or has a right to use each trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design and copyright owned or used in connection with the operation of its businesses, including any registrations thereof and pending applications therefor, and each license or other contract relating thereto (collectively, the "Company Intangible Property"), free and clear of any and all liens, claims or encumbrances, except where the failure to own or have a right to use such property could not reasonably be expected to have a Material Adverse Effect on the Company. To the Company's knowledge, Schedule 4.1(o) hereto sets forth a complete list of the Company Intangible Property. Except to the extent that such could not reasonably be expected to have a Material Adverse Effect on the Company, the use of the Company Intangible Property by the Company or its Subsidiaries does not conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, copyright or any pending application therefor of any other person.

                 (p)     Environmental Matters.

                      (i)         For purposes of this Agreement:

                         (A) "Environmental Costs and Liabilities" means any and all losses, liabilities, obligations, damages, fines, penalties, judgments, actions, claims, costs and expenses (including, without limitation, fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the reasonable costs of investigation and feasibility studies and the reasonable costs to clean up, remove, treat, or in any other way address any Hazardous Materials) arising with respect to any violation of or liability arising pursuant to or under any Environmental Law.

                         (B) "Environmental Law" means any applicable law regulating or prohibiting Releases of Hazardous Materials into any part of the natural environment, or pertaining to the protection of natural resources, the environment and public and employee health and safety from Hazardous Materials including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act

                  (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (33 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 7401 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.) ("OSHA") and the regulations promulgated pursuant thereto, and any such applicable state or local statutes, including, without limitation, the Industrial Site Recovery Act ("IRSA"), and the regulations promulgated pursuant thereto, as such laws have been and may be amended or supplemented through the Closing Date;

                         (C) "Hazardous Material" means any substance, material or waste which is regulated with respect to its toxic or otherwise hazardous character by any public or governmental authority in the jurisdictions in which the applicable party or its Subsidiaries conducts business, or the United States, including, without limitation, any material or substance which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste" or "restricted hazardous waste," "contaminant," "toxic waste" or "toxic substance" under any provision of Environmental Law and shall also include, without limitation, petroleum, petroleum products, asbestos, polychlorinated biphenyls and radioactive materials;

                         (D) "Release" means any release, spill, effluent, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration into the environment; and

                         (E) "Remedial Action" means all actions, including, without limitation, any capital expenditures, required by a governmental entity or required under any Environmental Law, or voluntarily undertaken to (I) clean up, remove, treat, or in any other way ameliorate or address any Hazardous Materials or other substance in the environment;
                 (II) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger the public health or welfare or the environment; (III) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining or relating to a Release; or

                 (IV) bring the applicable party into compliance with any Environmental Law.

                              (ii)        Except as set forth on Schedule
                 4.1(p) hereto: (A) The operations of the Company and its Subsidiaries have been and, as of the Closing Date, will be, in compliance in all respects with all Environmental Laws except for any such noncompliance which could not reasonably be expected to result in a Material Adverse Effect on the Company;

                         (B) The Company and its Subsidiaries have obtained and will, as of the Closing Date, maintain all permits required under applicable Environmental Laws for the continued operations of their respective businesses, except such permits the lack of which would not materially impair the ability of the Company and its Subsidiaries to continue operations;

                         (C) The Company and its Subsidiaries are not subject to any outstanding material written orders from, or material written agreements with, any Governmental Entity or other person respecting (A) violations or liability pursuant to Environmental Laws, (B) Remedial Action or (C) any Release or threatened Release of a Hazardous Material;

                         (D) The Company and its Subsidiaries have not received any written communication alleging, with respect to any such party, the material violation of or material liability under any Environmental Law, which violation or liability is outstanding;

                         (E)      Neither the Company nor any of its
                 Subsidiaries has any contingent liability in connection with the Release of any Hazardous Material into the environment (whether on-site or off- site) which would be reasonably likely to result in the Company and its Subsidiaries incurring Environmental Costs and Liabilities which could reasonably be expected to result in a Material Adverse Effect on the Company;

                         (F) The operations of the Company or its Subsidiaries do not involve the transportation, treatment, storage or disposal of hazardous waste, as defined and regulated under permit requirements set forth in 40 C.F.R. Parts 260-270 (in effect as of the date of this Agreement) or any state equivalent;

                         (G) To the knowledge of the Company, there is not now nor has there been in the past, on or in any property of the Company or its Subsidiaries any of the following: (A) any underground storage tanks or surface impoundments containing Hazardous Materials, (B) any asbestos-containing materials, or
                 (C) any polychlorinated biphenyls in regulated quantities; and

                         (H) No judicial or administrative proceedings or governmental investigations are pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging the violation of or seeking to impose liability pursuant to any Environmental Law, except for any such proceedings or investigations that could not reasonably be expected to result in a Material Adverse Effect on the Company.

                             (iii) This Section 4.1(p) sets forth the sole and exclusive representations and warranties of the Company relating to Environmental Matters, including, without limitation, any matters arising under Environmental Laws.

                 (q)     Real Property.

                      (i) Schedule 4.1(q)(i) sets forth all of the real property owned in fee by the Company and its Subsidiaries. Each of the Company and its Subsidiaries has good and marketable title to each parcel of real property owned by it free and clear of all mortgages, pledges, liens, encumbrances and security interests, except (1) those described in the Company SEC Documents, (2) those reflected or reserved against in the audited balance sheet of the Company dated as of December 31, 1996, and (3) to the extent that such could not reasonably be expected to have a Material Adverse Effect on the Company, (A) taxes and general and special assessments not in default and payable without penalty and interest, (B) mechanics and similar statutory liens arising or incurred in the ordinary course of business for amounts that are not delinquent, (C) any zoning, building, and land use regulation imposed by any Governmental Entity, and (D) any covenant, restriction, or easement expressly set forth in the title documents governing such real property filed with the appropriate Governmental Entity.

                     (ii) Schedule 4.1(q)(ii) sets forth each lease, sublease or other agreement (collectively, the "Real Property Leases") under which the Company or any of its

        Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property. Each Real Property Lease is valid, binding and in full force and effect, all rent and other sums and charges payable by the Company and its Subsidiaries as tenants thereunder are current, no termination event or condition or uncured default of a material nature on the part of the Company or any Subsidiary of the Company exists under any Real Property Lease. Each of the Company and its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all mortgages, pledges, liens, encumbrances and security interests, except (i) those disclosed in the Company's SEC Documents, (ii) those reflected or reserved against in the balance sheet of the Company dated as of December 31, 1996, (iii) taxes and general and special assessments not in default and payable without penalty and interest and
        (iv) those which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

                 (r) Board Recommendation. As of the date hereof, the Board of Directors of the Company, at a meeting duly called and held, has by the vote of those directors present (who constituted 100% of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, taken together, are fair to and in the best interests of the stockholders of the Company and has approved the same, and (ii) resolved to recommend that the holders of the shares of Company Common Stock approve this Agreement and the transactions contemplated herein, including the Merger (if required), and accept the Offer and tender their shares of Company Common Stock pursuant thereto.

                 (s) Material Contracts. The Company has made available to Parent (i) true and complete copies of all written contracts, agreements, commitments, arrangements, leases (including with respect to personal property), policies and other instruments to which it or any of its Subsidiaries is a party or by which it or any such Subsidiary is bound which
(A) require payments to be made in excess of $250,000 per year for goods and/or services, (B) require payments to be made in excess of $100,000 with respect to any licenses granted to the Company or any of its Subsidiaries, or (C) do not by their terms expire and are not subject to termination within 60 days from the date of the execution and delivery thereof (collectively, "Material Contracts"), and (ii) a written description of each Material Contract of which the Company is aware that has not been reduced to writing; provided, however, that blanket purchase orders or similar arrangements shall not be considered Material Contracts for purposes of this Agreement. Each of the Material Contracts is listed on
Schedule 4.1(s). Neither the Company nor any of its Subsidiaries is, or has received any written notice that any other party is, in default in any respect under any such Material Contract, except for those defaults which could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company; and, to the Company's knowledge, there has not occurred any event or events that with the lapse of time or the giving of notice or both would constitute such a material default, except for those defaults which could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company.

                 (t)     Related Party Transactions.  Except as set forth on
Schedule 4.1(t) or as disclosed in the Company SEC Documents, no director, officer, "affiliate" or "associate" (as such terms are defined in Rule 12b-2 under the Exchange Act) of the Company or any of its Subsidiaries (i) has borrowed any monies from or has outstanding any indebtedness or other similar obligations to the Company or any of its Subsidiaries, or (ii) is otherwise a party to any contract, arrangement or understanding with the Company or any of its Subsidiaries.

                 (u)     Indebtedness.   Except as set forth on Schedule 4.1(u)
hereto or in the Company's audited financial statements as of December 31, 1996, on the date hereof neither the Company nor any of its Subsidiaries has any outstanding indebtedness for borrowed money or representing the deferred purchase price of property or services or similar liabilities or obligations, including any guarantee in respect thereof ("Indebtedness"), or is a party to any agreement, arrangement or understanding providing for the creation, incurrence or assumption thereof.

                 (v) Liens. Neither the Company nor any of its Subsidiaries has granted, created, or suffered to exist with respect to any of its assets, any mortgage, pledge, charge, hypothecation, collateral assignment, lien (statutory or otherwise), encumbrance or security agreement of any kind or nature whatsoever, except (1) those described in the Company SEC Documents, (2) those reflected or reserved against in the audited balance sheet of the Company dated as of December 31, 1996, and (3) to the extent that such could not reasonably be expected to have a Material Adverse Effect on the Company, (A) taxes and general and special assessments not in default and payable without penalty and interest, (B) mechanics and similar statutory liens arising or incurred in the ordinary course of business for amounts that are not delinquent, (C) any zoning, building, and land use regulation imposed by any Governmental Entity, and (D) any covenant, restriction, or easement expressly set forth in the title documents governing real property of the Company or any of its Subsidiaries and filed with the appropriate Governmental Entity.

                 (w)     Customers and Suppliers.  Schedule 4.1(w) sets forth
(a) a list of the ten largest customers of the Company and its Subsidiaries based on sales during the fiscal year ended December 31, 1996, showing the approximate total sales to each such customer during such fiscal year and (b) a list of the ten largest suppliers of the Company and its Subsidiaries based on purchases during the fiscal year ended December 31, 1996, showing the approximate total purchases from each such supplier during such fiscal year. Except as described on Schedule 4.1(w), to the Company's knowledge there has not been any adverse change in the business relationship of the Company or any Subsidiary of the Company with any customer or supplier named in Schedule 4.1(w) which could reasonably be expected to have a Material Adverse Change on the Company.

        4.2 Representations and Warranties of Parent and Sub. Parent and Sub represent and warrant to the Company as follows:

                 (a) Organization, Standing and Power. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business as a foreign corporation and in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify could not have a Material Adverse Effect with respect to Parent. Parent and Sub have heretofore made available to the Company complete and correct copies of their respective Certificates of Incorporation and Bylaws.

                 (b)     Authority; No Violations; Consents and Approvals.

                      (i) Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by each of Parent and Sub and assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes a valid and binding obligation of Parent and Sub enforceable in accordance with its terms and conditions except that the enforcement hereof may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

                     (ii) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by each of Parent and Sub will not result in any Violation pursuant to any provision of the respective Articles or Certificates of Incorporation or Bylaws of Parent or Sub or, except as to which requisite waivers or consents have been obtained and assuming the consents, approvals, authorizations or permits and filings or notifications referred to in paragraph (iii) of this Section 4.2(b) are duly and timely obtained or made, and, if required, the Company Stockholder Approval has been obtained, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, or other agreement, obligation, instrument, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Sub or their respective properties or assets, which could have a Material Adverse Effect with respect to Parent.

                    (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, notice to, or permit from any Governmental Entity, is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by each of Parent and Sub or the consummation by each of Parent or Sub of the transactions contemplated hereby, except for: (A) filings under the HSR Act; (B) the filing with the SEC of (x) the Schedule 14D-1 in connection with the commencement and consummation of the Offer and (y) such reports under and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the transactions contemplated hereby; (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (D) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws; (E) such filings and approvals as may be required by any foreign pre-merger notification, securities, corporate or other law, rule or regulation; (F) such filings in connection with any Gains and Transfer Taxes; and (G) such other such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval necessitated by the Merger or the transactions contemplated by this Agreement.

                 (c) Information Supplied. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in (i) the Schedule 14D-9 will, at the time the Schedule 14D-9 is filed with the SEC, and at any time it is amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the Effective Time, any event with respect to Parent or Sub, or with respect to information supplied by Parent or Sub for inclusion in the Schedule 14D-9 or the Proxy Statement, shall occur which is required to be described in an amendment of, or a supplement to, any of such documents, such event shall be so described to the Company.

                 (d) Board Recommendation. The Board of Directors of the Parent, at a meeting duly called and held, has by the vote of those directors present determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, taken together, are fair to and in the best interests of Parent and has approved the same.

                 (e) Financing. Parent and Sub have delivered to the Company a true and complete copy of (i) a letter of commitment obtained by Parent from Credit Suisse First Boston to provide debt financing for the transactions contemplated hereby pursuant to a senior credit facility; (ii) a letter of commitment obtained by Parent from Credit Suisse First Boston with respect to senior subordinated debt financing for the transactions contemplated hereby pursuant to the sale by Parent of senior subordinated notes; (iii) a letter of commitment obtained by Hedstrom Holdings, Inc., the sole stockholder of Parent ("Holdings"), from Credit Suisse First Boston with respect to senior debt financing for the transactions contemplated hereby pursuant to the sale by Holdings of senior notes; and (iv) from Hicks Muse Equity Fund

II, L.P. to provide certain equity financing pursuant to the sale by Holdings of shares of its common stock (collectively, the "Financing Commitments"). Executed copies of the Financing Commitments are attached hereto as Exhibit 4.2(e). Assuming that the financing contemplated by the Financing Commitments is consummated in accordance with the terms thereof, the funds to be borrowed and/or provided thereunder by Parent and Holdings will provide sufficient funds to pay the Offer Consideration, the Merger Consideration and all related fees and expenses. As of the date of this Agreement, Parent is not aware of any facts or circumstances that create a reasonable basis for Parent to believe that Parent and Holdings will not be able to obtain financing in accordance with the terms of the Financing Commitments. Parent agrees to promptly notify the Company if the statements in the immediately preceding sentence are no longer true and correct. Parent and Sub agree with the Company that they will not waive, release, modify, rescind, terminate or otherwise amend any of the material terms or conditions in the commitment letters referred to in this
Section 4.2(e), without the prior written consent of the Company.


                                   ARTICLE V
                   COVENANTS RELATING TO CONDUCT OF BUSINESS

                 5.1 Covenants of the Company. During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to the Company and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement, or to the extent that Parent shall otherwise consent in writing):

                 (a) Ordinary Course. Each of the Company and its Subsidiaries shall carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and shall use all reasonable efforts to preserve intact its present business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it.

                 (b) Dividends; Changes in Stock. The Company shall not, nor shall it permit any of its Subsidiaries to: (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or (iii) repurchase or otherwise acquire, or permit any Subsidiary to purchase or otherwise acquire, any shares of its capital stock, except (A) as contemplated by Section 3.5 of this Agreement and (B) as required by the terms of its securities outstanding or any employee benefit plan in effect on the date hereof.

                 (c) Issuance of Securities. The Company shall not, nor shall it permit any of its Subsidiaries to, (i) grant any options, warrants or rights, to purchase shares of Company Common Stock, (ii) except as contemplated by Section 3.5 of this Agreement, amend the terms of or reprice any Option or amend the terms of any of the Stock Option Plans, or (iii) issue, deliver or sell, or authorize or propose to issue, deliver or sell, any shares of its capital stock of any class or series, any Company Voting Debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, Company Voting Debt or convertible securities, other than the issuance of Shares upon the exercise of Options or Warrants that are outstanding on the date hereof.

                 (d) Governing Documents. The Company shall not amend or propose to amend its Certificate of Incorporation or Bylaws.

                 (e) No Solicitation. From and after the date hereof until the termination of this Agreement, neither the Company or any of its Subsidiaries, nor any of their respective officers, directors, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries) (such officers, directors, employees, representatives, agents, affiliates, investment bankers, attorneys and accountants being referred to herein, collectively, as "Representatives"), will, and the Company will use its reasonable best efforts to cause the employees of the Company and its Subsidiaries not to, directly or indirectly, initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or for the purpose of obtaining an Acquisition Proposal, or agree to or endorse any Acquisition Proposal, and neither the Company nor any of its Subsidiaries will authorize or permit any of its Representatives to take any such action, and the Company shall notify Parent orally (within one business day) and in writing (as promptly as practicable) of all of the relevant details relating to, and all material aspects of, all inquiries and proposals which it or any of its Subsidiaries or any of their respective Representatives may receive relating to any of such matters and, if such inquiry or proposal is in writing, the Company shall deliver to Parent a copy of such inquiry or proposal as promptly as practicable; provided, however, that nothing contained in this Section 5.1(e) shall prohibit the Board of Directors of the Company from:

                      (i) furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited written, bona fide Acquisition Proposal (provided that such person or entity has the necessary funds or commitments to provide the funds to effect such Acquisition Proposal; provided further, however, that the Company shall have two business days from the date it receives such Acquisition Proposal to determine whether such person or entity has such funds or commitments) if, and only to the extent that, (A) the Board of Directors of the Company, after consultation with and based upon the advice of independent legal counsel (who may be the Company's regularly engaged independent legal counsel), determines in good faith that such action is advisable for the Board of Directors of the Company to comply with its fiduciary duties to stockholders under applicable law, (B) prior to taking such action, the Company (x) provides reasonable prior notice to Parent to the effect that it is taking such action and (y) receives from such person or entity an executed confidentiality agreement in reasonably customary form, and (C) the Company shall , to the extent consistent with the Board of Directors fiduciary duties to stockholders under applicable law, promptly and continuously advise Parent as to all of the relevant details relating to, and all material aspects, of any such discussions or negotiations;

                     (ii) failing to make or reaffirm, withdrawing, adversely modifying or taking a public position materially inconsistent with its recommendation referred to in Section 4.1(r) (which may include making any statement required by Rule 14e-2 under the Exchange
        Act) if there exists an Acquisition Proposal and the Board of Directors of the Company, after consultation with and based upon the advice of independent legal counsel (who may be the Company's regularly engaged independent counsel), determines in good faith that such action is advisable for the Board of Directors of the Company to comply with its fiduciary duties to holders of Shares under applicable law; or

                    (iii) making a "stop-look-and-listen" communication with respect to an Acquisition Proposal, the Offer or this Agreement of the nature contemplated in, and otherwise in compliance with, Rule 14d-9 under the Exchange Act as a result of receiving an Acquisition Proposal.

For purposes of this Agreement, "Acquisition Proposal" shall mean any of the following (other than the transactions among the Company, Parent and Sub contemplated hereunder) involving the Company or any of its Subsidiaries: (i) any merger, consolidation, share exchange, recapitalization, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets (computed based on the fair market value of such assets as determined by the Board of Directors of the Company in good faith) of the Company and its Subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 10% or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith; or
(iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

                 (f) No Acquisitions. The Company shall not, nor shall it permit any of its Subsidiaries to: (i) merge or consolidate with, or acquire any equity interest in, any corporation, partnership, association or other business organization, or enter into an agreement with respect thereto or (ii) acquire or agree to acquire any assets of any corporation, partnership, association or other business organization or division thereof, except for the purchase of inventory and supplies in the ordinary course of business or the acquisition by the Company or any Subsidiary of equity interests in any customer or supplier of the Company in satisfaction of outstanding claims against such party in bankruptcy proceedings consistent with past practice.

                 (g) No Dispositions. Other than sales of inventory or sales or returns of obselete or surplus equipment in the ordinary course of business consistent with past practice, the Company shall not, nor shall it permit any of its Subsidiaries to, sell, lease, encumber or otherwise dispose of, or agree to sell, lease (whether such lease is an operating or capital lease), encumber or otherwise dispose of, any of its assets (including, without limitation, any capital stock or other ownership interest of any Subsidiary of the Company).

                 (h) Governmental Filings. The Company shall promptly provide Parent (or its counsel) with copies of all filings made by the Company with the SEC or any other state or federal Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

                 (i) No Dissolution, Etc. The Company shall not authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of its Subsidiaries.

                 (j)     Other Actions.

                      (i) Except as expressly permitted by the terms of this Agreement, the Company will not knowingly or intentionally take or agree or commit to take, nor will it permit any of its Subsidiaries to take or agree or commit to take, any action that is reasonably likely to result in any of the Company's representations or warranties hereunder being untrue in any material respect or in any of the Company's covenants hereunder or any of the conditions to the Merger not being satisfied in all material respects.

                     (ii) Parent will not knowingly or intentionally take or agree or commit to take, nor will it permit Holdings or any of the Subsidiaries of Parent to take or agree or commit to take, any action to prohibit or prevent the financing sources of Parent and Holdings from providing the debt and equity financing contemplated by the Financing Commitments.

                 (k) Certain Employee Matters. The Company and its Subsidiaries shall not (without the prior written consent of Parent): (i) grant any increases in the compensation of any of its directors, officers or key employees; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated to be paid prior to the Effective Time by any of the existing Benefit Plans or Employee Arrangements as in effect on the date hereof to any such director, officer or key employee, whether past or present; (iii) enter into any new, or materially amend any existing, employment or severance or termination agreement with any such director, officer or key employee; or (iv) except as may be required to comply with applicable law, become obligated under any new Benefit Plan or Employee Arrangement, which was not in existence on the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of materially enhancing any benefits thereunder.

                 (l)     Indebtedness; Agreements.

                      (i) Except for indebtedness incurred by the Company from time to time for working capital purposes in the ordinary course of business under that certain Second Amended and Restated Credit Agreement, dated as of December 14, 1995 among the Company, the financial institutions party thereto and the First National Bank of Chicago, as agent (the "Company Credit Agreement"), indebtedness incurred to fund capital expenditures permitted under Section 5.1(n) of this Agreement and entering into leases for personal property in the ordinary course of business consistent with past practice, the Company shall not, nor shall the Company permit any of its Subsidiaries to, without the prior written consent of Parent (which shall not be unreasonably withheld), assume or incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its Subsidiaries or guarantee any debt securities of others or enter into any lease (whether such lease is an operating or capital lease) or create any mortgages, liens, security interests or other encumbrances on the property of the Company or any of its Subsidiaries in connection with any indebtedness thereof, or enter into any "keep well" or other agreement or arrangement to maintain the financial condition of another person.

                     (ii) Without the prior written consent of Parent (which shall not be unreasonably withheld), the Company shall not, nor shall the Company permit any of its Subsidiaries to, (A) enter into any contracts involving aggregate annual payments not in excess of $250,000, except for license agreements entered into in the ordinary course of the Company's business consistent with past practice, or (b) modify, rescind, terminate, waive, release or otherwise amend in any material respect any of the terms or provisions of any Material Contract in any manner that is material and adverse to the Company or the respective Subsidiary of the Company party thereto.

                 (m) Accounting. The Company shall not take any action, other than in the ordinary course of business, consistent with past practice or as required by the SEC or by law, with respect to accounting policies, procedures and practices.

                 (n) Capital Expenditures. Except for the capital expenditures set forth on Schedule 5.1(n), the Company and its Subsidiaries shall not incur any capital expenditures in excess of $100,000.

                                   ARTICLE VI
                             ADDITIONAL AGREEMENTS

                 6.1 Preparation of the Proxy Statement; Company Stockholders Meeting; Merger without a Company Stockholders Meeting.

                 (a) The Company and Parent will, as soon as practicable following the acceptance for payment of and payment for shares of the Company Common Stock by Sub in the Offer, prepare and file the Proxy Statement with the SEC. The Company will use all commercially reasonable efforts to respond to all SEC comments with respect to the Proxy Statement and to cause the Proxy Statement to be mailed to the Company's stockholders at the earliest practicable date.

                 (b) The Company will, as soon as practicable following the acceptance for payment of and payment for shares of the Company Common Stock by Sub in the Offer, duly call, give notice of, convene and hold a meeting of the Company's stockholders for the purpose of approving this Agreement and the transactions contemplated hereby. At such stockholders meeting, Parent shall cause all of the shares of Company Common Stock then owned by Parent and Sub to be voted in favor of the Merger.

                 (c) Notwithstanding the foregoing clauses (a) and (b), in the event that Parent and Sub shall acquire at least 90% of the outstanding shares of Company Common Stock in the Offer, the parties hereto agree, at the request of Sub, to take all necessary and appropriate action to cause the Merger to become effective, as soon as practicable after the expiration of the Offer, without a meeting of stockholders of the Company, in accordance with
Section 253 of the DGCL.

                 (d) Sub shall promptly submit this Agreement and the transactions contemplated hereby for approval and adoption by Parent, as its sole stockholder, by written consent.

                 6.2 Access to Information. Upon reasonable notice, each of the Company or Parent, as the case may be, shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other party (including, in the case of Parent and Sub, potential financing sources and their employees, accountants, counsel and other representatives), access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, such party shall (and shall cause each of its Subsidiaries to) furnish promptly to the other party, (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to SEC requirements and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. The Confidentiality Agreement, dated as of December 10, 1996, between Parent and the Company (the "Confidentiality Agreement") shall apply with respect to information furnished thereunder or hereunder and any other activities contemplated thereby.

                 6.3     [Intentionally Omitted].

                 6.4     Fees and Expenses.        (a)  Except as otherwise
provided in this Section 6.4 and except with respect to claims for damages incurred as a result of the breach of this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

                 (b) The Company agrees to pay Parent or Parent's designee a fee in immediately available funds equal to $3,000,000 upon the termination of this Agreement under Section 8.1(d) or Section 8.1(e), if any of the events set forth in either clause (i) or clause (ii) below occurs (each, a "Trigger Event"):

                 (i) the Board of Directors of the Company shall have (A) withdrawn or adversely modified, or taken a public position materially inconsistent with, its approval or recommendation of the Offer, the Merger, this Agreement or the Stockholders Agreement, or (B) failed to reaffirm its approval or recommendation of the Offer, the Merger and this Agreement under the circumstances set forth in Section 8.1(e); provided that a Company action permitted by Section 5.1(e)(iii) hereof shall not, by itself, constitute a Trigger Event; or

                 (ii) an Acquisition Proposal has been recommended or accepted by the Company or the Company shall have entered into an agreement (other than a confidentiality agreement as contemplated by Section 5.1(e)) with respect to an Acquisition Proposal.

                 (c) Parent agrees to pay to the Company a fee in immediately available funds equal to $3,000,000 upon the termination of this Agreement under Section 8.1(f) in the event that the Offer expires or is withdrawn, abandoned or terminated if the sole reason for such expiration, withdrawal, abandonment or termination is the failure of the condition described in item (iii) on Exhibit A hereto.

                 (d) Any amounts due under this Section 6.4 that are not paid when due shall bear interest at the prime rate from the date due through and including the date paid.

                 6.5 Brokers or Finders. (a) The Company represents, as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finders fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except the Financial Advisor, whose fees and expenses will be paid by the Company in accordance with the Company's agreements with such firm (copies of which have been delivered by the Company to Parent prior to the date of this Agreement).

                 (b) Parent represents, as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finders fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except for Hicks, Muse, Tate & Furst Incorporated, whose fees and expenses will be paid by Parent in accordance with the Parent's agreements with such firm (copies of which have been made available to the Company prior to the date of this Agreement).

                 6.6     Indemnification; Directors' and Officers' Insurance.
(a) The Company shall, and from and after the Effective Time, the Surviving Corporation shall, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director, employee or agent of the Company or any of its Subsidiaries(the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer, employee or agent of the Company or any of its Subsidiaries whether pertaining to any matter existing or occurring at or prior to the Effective Time or any acts or omissions occurring or existing at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the full extent a corporation is permitted under the DGCL to indemnify its own directors or officers as the case may be (and the Company and the Surviving Corporation, as the case may be, shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Parties (whether arising before or after the Effective
Time), (i) the Indemnified Parties may retain the Company's regularly engaged independent legal counsel or counsel satisfactory to them and reasonably satisfactory to the Company (or them and reasonably satisfactory to the Surviving Corporation after the Effective Time) and the Company (or after the Effective Time, the Surviving Corporation) shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; and (ii) the Company (or after the Effective Time, the Surviving Corporation) will use all reasonable best efforts to assist in the vigorous defense of any such matter, provided that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent which consent shall not unreasonably be withheld. Any Indemnified Party wishing to claim indemnification under this Section 6.6, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Company (or after the Effective Time, the Surviving Corporation) (but the failure so to notify shall not relieve a party from any liability which it may have under this Section 6.6 except to the extent such failure materially prejudices such party's position with respect to such claims), and shall deliver to the Company (or after the Effective Time, the Surviving Corporation) the undertaking contemplated by Section 145(e) of the DGCL. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties in which case such additional counsel as may be required (as shall be reasonably determined by the Indemnified Parties and the Company or the Surviving Corporation, as the case may be) may be retained by the Indemnified Parties at the cost and expense of the Company (or Surviving Corporation). The Company and Sub agree that the foregoing rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action or suit, existing in favor of the Indemnified Parties with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time; provided, however, that all rights to indemnification in respect of any Indemnified

Liabilities asserted or made within such period shall continue until the disposition of such Indemnified Liabilities. Furthermore, the provisions with respect to indemnification set forth in the certificate of incorporation of the Surviving Corporation shall not be amended for a period of six years following the Effective Time if such amendment would materially and adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors, officers, employees or agents of the Company in respect of actions or omissions occurring at or prior to the Effective Time.

                 (b) Parent and Sub hereby unconditionally waive and release the Indemnified Parties from and agrees to indemnify, defend and hold harmless the Indemnified Parties from and against any and all claims, demands, causes of action, liabilities, costs or expenses, whether arising under contract, statute, common law or otherwise, with respect to environmental matters (including without limitation any of the foregoing arising under CERCLA or any other Environmental Laws).

                 (c) For a period of six years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company and its Subsidiaries (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous in any material respect to the Indemnified Parties) with respect to matters arising before and acts or omissions occurring or existing at or prior to the Effective Time including the transactions contemplated by this Agreement, provided that Parent shall not be required to pay an annual premium for such insurance in excess of 200% of the last annual premium paid by the Company prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount. The last annual premium paid by the Company was $85,000.

                 (d) The provisions of this Section 6.6 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his heirs and his personal representatives and shall be binding on all successors and assigns of Sub, the Company and the Surviving Corporation.

                 6.7 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable, under applicable laws and regulations or otherwise, to consummate and make effective the transactions contemplated by this Agreement and the Stockholders Agreement, subject, as applicable, to the Company Stockholder Approval, including cooperating fully with the other party, including by provision of information and making of all necessary filings in connection with, among other things, approvals under the HSR Act. The Company will use its reasonable efforts to assist Parent, at Parent's expense, in obtaining any consent from third parties necessary to allow the Company to continue operating its business as presently conducted as a result of the consummation of the transactions contemplated hereby. In case at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each party to this Agreement shall take all such necessary action. Without limiting the generality of the foregoing, the Company agrees to cooperate with Parent's and Sub's efforts to secure the financing contemplated by the Financing Commitments, such cooperation to include providing such information to Parent's and Sub's financing sources as Parent or Sub may reasonably request and making available to such financing sources senior officers and such other employees of the Company as Parent and Sub may reasonably request to assist in the preparation of one or more offering documents and other appropriate marketing materials and to otherwise participate in such marketing and sales efforts relating to the Financing Commitments as Parent and Sub may reasonably request upon reasonable notice and consistent with such officers' and employees' other business responsibilities to the Company; provided, that the Company shall incur no liability hereunder as a result of any participation by any officer or employee in such financing efforts.

                 6.8 Conduct of Business of Sub. During the period of time from the date of this Agreement to the Effective Time, Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

                 6.9 Publicity. The parties will consult with each other and will mutually agree upon any press release or public announcement pertaining to the Offer and the Merger and shall not issue any such press release or make any such public announcement prior to such consultation and agreement, except as may be required by applicable law, in which case the party proposing to issue such press release or make such public announcement shall use reasonable efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement.

                 6.10 Withholding Rights. Sub and the Surviving Corporation, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Sub or the Surviving Corporation, as applicable, is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Sub or the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Sub or the Surviving Corporation, as applicable.

                 6.11 Continuation of Employee Benefits. Until at least December 31, 1997, Parent shall maintain or cause to be maintained employee benefits and programs for retirees, directors, officers and employees of the Company and its Subsidiaries that are no less favorable in the aggregate than those set forth on Schedule 4.1(i) taking into account that the Company will be a private company without stock options and the like; provided, however, that Parent shall not be obligated to continue (i) the Company's Nonqualified Deferred Compensation Plan and the Company agrees that it shall cause such plan to be terminated prior to the consummation of the Offer or (ii) any individual employment agreement. On or after January 1, 1998, the retirees, directors, officers and employees of the Company and its Subsidiaries shall be eligible for employee benefits, plans and programs (including but not limited to incentive compensation, deferred compensation, pension, life insurance, medical, profit sharing (including 401(k)), severance salary continuation and fringe benefits) which are no less favorable in the aggregate than those generally available to similarly situated retirees, directors, officers and employees of the Parent and its significant Subsidiaries. For purposes of eligibility to participate in and vesting in all benefits provided to retirees, directors, officers and employees, the retirees, directors, officers and employees of the Company and its Subsidiaries will be credited with their years of service with prior employers to the extent service with prior employers is taken into account under plans of the Company. Upon termination of any medical plan of the Company, individuals who were directors, officers or employees of the Company or its Subsidiaries at the Effective Time shall become eligible to participate in the medical plan of Parent, provided that no condition that was eligible for coverage under any medical plan of the Company at the time of such termination shall be excluded from coverage under the medical plan of Parent as a pre-existing condition. Amounts paid before the Effective Time by retirees, directors, officers and employees of the Company under any medical plans of the Company shall after the Effective Time be taken into account in applying deductible and out-of-pocket limits applicable under the medical plan of Parent provided as of the Effective Time to the same extent as if such amounts had been paid under such medical plan of Parent.


                                  ARTICLE VII
                              CONDITIONS PRECEDENT

                 7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

                 (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote thereon if such vote is required by applicable law; provided that the Parent and Sub shall vote all Shares purchased pursuant to the Offer or the Stockholders Agreement in favor of the Merger.

                 (b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, and no restrictive order or other requirements shall have been placed on the Company, Parent, Sub or the Surviving Corporation in connection therewith.

                 (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect; provided, however, that prior to invoking this condition, each party shall use all commercially reasonable efforts to have any such decree, ruling, injunction or order vacated.

                 (d) Statutes. No statute, rule, order, decree or regulation shall have been enacted or promulgated by any government or governmental agency or authority which prohibits the consummation of the Merger.

                 (e) Payment for Shares. Sub shall have accepted for payment and paid for the shares of Company Common Stock tendered in the Offer such that, after such acceptance and payment, Parent and its affiliates shall own, at consummation of the Offer, a majority of the outstanding shares of the Company Common Stock on a fully diluted basis; provided that this condition shall be deemed to have been satisfied if Sub fails to accept for payment and pay for Shares pursuant to the Offer in violation of the terms and conditions of the Offer.

                 7.2 Conditions to Obligation of Parent and Sub. The obligations of Parent and Sub to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part by Parent and Sub:

                 (a) Financing. Holdings and Parent shall have received the debt and equity financing for the transactions contemplated hereby on terms substantially as outlined in the Financing Commitments.

                 (b) Dissenting Shares. No more than ten percent (10%) of the shares of Company Common Stock outstanding immediately prior to the Effective Time shall be Dissenting Shares.


                                  ARTICLE VIII
                           TERMINATION AND AMENDMENT

                 8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or by Parent:

                 (a) by mutual written consent of the Company and Parent, or by mutual action of their respective Boards of Directors;

                 (b) by either the Company or Parent (i) if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Offer or the Merger shall have become final and non-appealable, or (ii) so long as such party is not then in material breach of its obligations hereunder, if there has been a breach of any representation, warranty, covenant or agreement (determined without giving effect to any "Material Adverse Effect", "materiality" or similar qualifications contained therein) on the part of the other set forth in this Agreement which breach (other than a breach of any covenant or agreement set forth in Article I, Section 4.2(e) or Section 5.1(e)) has not been cured within ten calendar days following receipt by the breaching party of notice of such breach, unless such breach could not, individually or in the aggregate with other breaches, be reasonably expected to (A) have a Material Adverse Effect on the Company or (B) materially adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby;

                 (c) by either the Company or Parent, so long as such party is not then in material breach of its obligations hereunder, if the Merger shall not have been consummated on or before the 135th calendar day following the consummation of the Offer; provided, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

                 (d) by Parent in the event that a Trigger Event has occurred under Section 6.4(b) prior to the consummation of the Offer;

                 (e) by Parent in the event an Acquisition Proposal has been made to the Company prior to the expiration of the Offer and the Company shall fail to publicly reaffirm its approval or recommendation of the Offer, the Merger, this Agreement and the Stockholders Agreement on or before the earlier to occur of (i) the tenth business day following the date on which such Acquisition Proposal shall have been made or (ii) the third business day prior to the latest possible expiration date of the Offer hereunder;

                 (f) by either the Company or Parent, if the Offer terminates, is withdrawn, abandoned or expires by reason of the failure to satisfy any condition set forth in Exhibit A hereto;

                 (g) by the Company, if the Offer shall have expired or shall have been withdrawn, abandoned or terminated without any shares of Company Common Stock being purchased by Sub thereunder on or prior to the 60th calendar day after the date of commencement of the Offer pursuant to Section
1.2 hereof;

                 (h) by the Company, if (i) the Board of Directors of the Company shall take any of the actions permitted by Section 5.1(e)(ii) of this Agreement and (ii) the Company shall have paid a termination fee to Parent or Parent's designee in the amount of $3,000,000; provided, however, that if the excess of (A) the sum of (1) the average balance of the Company's cash on hand for the ten day period preceding the date the Company seeks to terminate this Agreement under this paragraph (h) plus (2) the average available capacity under the Company Credit Agreement (as defined in Section 5.1(l)) over the ten day period preceding the date the Company wishes to terminate this Agreement under this paragraph (h) over (B) $2,000,000 (such excess being referred to hereinafter as the "Available Cash"), is less than $3,000,000, then in lieu of having paid the $3,000,000 termination fee, the Company shall have (x) paid the entire amount of the Available Cash to Parent or Parent's designee and (y) delivered to Parent a written commitment by the Company (in a form satisfactory to Parent), unconditionally guaranteed by a financially responsible and reputable entity (as determined by Parent in its sole discretion), acknowledging the Company's obligation to pay the difference between the $3,000,000 termination fee and the amount of Available Cash paid by the Company to Parent or Parent's designee in connection with the termination of this Agreement (together with interest at the prime rate accruing from the date on which payment of the termination fee contemplated by this paragraph (h) would have been due and payable) on the earlier of (i) such date as the Company shall have additional Available Cash sufficient to pay such difference, (ii) the closing of the tender offer relating to the Acquisition Proposal with respect to which the Company terminated this Agreement (the "Competing Offer"), (iii) the expiration of the Competing Offer, or (iv) the date which is 60 calendar days after the date on which the Offer was commenced; or

                 (i) by the Company if Sub shall not have commenced the Offer within 10 business days after the execution and delivery of this Agreement by Parent and Sub.

                 8.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company or their respective affiliates, officers, directors or shareholders except (i) with respect to this
Section 8.2, the second sentence of Section 6.2, and Section 6.4, and (ii) that no such termination shall relieve any party from liability for a material breach hereof. In addition, in the event that this Agreement is validly terminated, Parent and Sub agree that, immediately following such termination (and, in the event Parent is entitled to be paid a fee in connection with such termination pursuant to Section 6.4(b) or Section 8.1(h) hereof, immediately following receipt by Parent of such fee) Parent and Sub shall terminate the Offer and not purchase any Shares pursuant to the Offer or otherwise, and Parent further agrees that following such termination, it shall continue to be bound by all of the terms and conditions contained in the Confidentiality Agreement dated December 10, 1996 between Parent and the Company.

                 8.3 Amendment. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of Parent, Sub and the Company at any time prior to the Effective Date with respect to any of the terms contained herein; provided, however, that, after the consummation of the Offer, no term or condition contained in this Agreement shall be amended or modified in any manner adverse to the holders of the Company Common Stock (including, without limitation, by reducing the amount of or changing the form of the Merger Consideration).

                 8.4 Extension; Waiver. Subject to Section 1.4(b), at any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions contained herein; provided, however, that, after the consummation of the Offer, no term or condition contained in this Agreement shall be amended, modified or waived in any manner adverse to the holders of the Company Common Stock. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.


                                   ARTICLE IX
                               GENERAL PROVISIONS

                 9.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the acceptance for payment of, and the payment for the Shares by Sub in the Offer or the expiration of the Offer. None of the covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the covenants and agreements contained in Article III, Section 6.6 and Section 6.11 hereof and any other covenant or agreement that contemplates performance after the Effective Date. The Confidentiality Agreement shall survive the execution and delivery of this Agreement, and the provisions of the Confidentiality Agreement shall apply to all information and material delivered by any party hereunder.

                 9.2 Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed or telecopied or sent by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received when so delivered personally, telegraphed or telecopied or, if mailed, five business days after the date of mailing to the following address or telecopy number, or to such other address or addresses as such person may subsequently designate by notice given hereunder:

                 (a)     if to Parent or Sub, to:

                         Hedstrom Corporation
                         300 Corporate Center Drive, Suite 110
                         Coraopolis, Pennsylvania  15108
                         Attn:  David Crowley
                         Telephone:  (412) 269-9530
                         Telecopy:   (412) 269-9655

                 with copies to:

                         Hicks, Muse, Tate & Furst Incorporated
                         1325 Avenue of the Americas, 25th Floor
                         New York, New York  10019
                         Attn:  Alan B. Menkes
                         Telephone:  (212) 424-1400
                         Telecopy:   (212) 424-1450

                         Hicks, Muse, Tate & Furst Incorporated
                         200 Crescent Court, Suite 1600
                         Dallas, Texas 75201
                         Attn:  Lawrence D. Stuart, Jr.
                         Telephone:  (214) 740-7300
                         Telecopy:   (214) 740-7313

                         Weil, Gotshal & Manges LLP
                         100 Crescent Court
                         Suite 1300
                         Dallas, Texas  75201-6950
                         Attn:  Glenn D. West
                         Telephone:  (214) 746-7738
                         Telecopy:   (214) 746-7777

                 (b)     if to the Company, to:

                         ERO, Inc.
                         585 Slawin Court
                         Mount Prospect, Illinois
                         Attn:  Mark Renfree
                         Telephone:  (847) 803-9200
                         Telecopy:   (847) 803-1971

                 with a copy to:

                         Kirkland & Ellis
                         200 East Randolph Drive
                         Chicago, Illinois  60601
                         Attention:  H. Kurt von Moltke
                         Telephone:  (312) 861-2000
                         Telecopy:   (312) 861-2200

                 9.3 Interpretation. When a reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents, glossary of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

                 9.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                 9.5 Entire Agreement; No Third Party Beneficiaries; Rights of Ownership. This Agreement (together with the Confidentiality Agreement, the Stockholders Agreement and any other documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and, except as provided in Section 6.6, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

                 9.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

                 9.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder (i) to any newly-formed direct wholly-owned Subsidiary of Parent or Sub or (ii) in the form of a collateral assignment to any institutional lender who provides funds to Purchaser for the consummation of the transactions contemplated hereby. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                  [Remainder of page intentionally left blank]

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                  PARENT:
                                  ------

                                  HEDSTROM CORPORATION



                                  By: /s/ ANDREW S. ROSEN
                                     ------------------------------------------
                                  Name:   Andrew S. Rosen
                                       ----------------------------------------
                                  Title:  Vice President
                                        ---------------------------------------


                                  SUB:
                                  ---

                                  HC ACQUISITION CORP.



                                  By: /s/ ANDREW S. ROSEN
                                     ------------------------------------------
                                  Name:   Andrew S. Rosen
                                       ----------------------------------------
                                  Title:  Vice President
                                        ---------------------------------------


                                  COMPANY:
                                  -------

                                  ERO, INC.



                                  By: /s/ D. R. Ryan
                                     ------------------------------------------
                                  Name:   D. R. Ryan
                                       ----------------------------------------
                                  Title:  Chairman, CEO & President
                                        ---------------------------------------

                                                                      EXHIBIT A




                 The capitalized terms used in this Exhibit A shall have the respective meanings given to such terms in the Agreement and Plan of Merger, dated as of April 10, 1997 (the "Merger Agreement"), by and among Hedstrom Corporation, a Delaware corporation ("Parent"), HC Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent ("Sub"), and ERO, Inc., a Delaware corporation (the "Company"), to which this Exhibit A is attached.


                            CONDITIONS TO THE OFFER

                 Notwithstanding any other provision of the Offer, Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered Shares promptly after expiration or termination of the Offer), to pay for any Shares tendered, and may postpone the acceptance for payment or, subject to the restriction referred to above, payment for any Shares tendered, and may amend or terminate the Offer (whether or not any Shares have theretofore been purchased or paid for), if (i) there have not been validly tendered and not withdrawn prior to the time the Offer shall otherwise expire a number of Shares which constitutes a majority of the Shares outstanding on a fully-diluted basis on the date of purchase ("on a fully-diluted basis" having the following meaning, as of any date: the number of Shares outstanding, together with Shares the Company may be required, now or in the future, to issue pursuant to options, warrants, or other obligations outstanding at that date); (ii) any applicable waiting periods under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer; (iii) the debt financing sources for Parent and Holdings shall not have provided the applicable debt financing to Parent and Holdings pursuant to the Financing Commitments; or (iv) at any time on or after the date of the Merger Agreement and before acceptance for payment of, or payment for, such Shares any of the following events shall have occurred:

                 (A) there shall be pending, as of the expiration of the Offer or at any time thereafter, any litigation that seeks to (1) challenge the acquisition by Parent, Sub or any of their respective affiliates or Subsidiaries of Shares pursuant to the Offer or restrain, prohibit or delay the making or consummation of the Offer or the Merger, (2) make the purchase of or payment for some or all of the Shares pursuant to the Offer or the Merger illegal, (3) impose limitations on the ability of Parent, Sub, or any of their respective affiliates or Subsidiaries effectively to acquire or hold, or to require Parent, Sub, the Company or any of their respective affiliates or Subsidiaries to dispose of or hold separate, any material portion of their assets or business, (4) impose material limitations on the ability of Parent, Sub, the Company or any of their respective affiliates or Subsidiaries to continue to conduct, own or operate, as heretofore conducted, owned or operated, all or any material portion of their businesses or assets; (5) impose or result in material limitations on the ability of Parent, Sub or any of their respective affiliates or Subsidiaries to exercise full rights of ownership of the Shares purchased by them, including, without limitation, the right to vote the Shares purchased by them on all matters properly presented to the stockholders of the Company; or (6) prohibit or restrict in a material manner the financing of the Offer;

                 (B) there shall have been promulgated, enacted, entered, enforced or deemed applicable to the Offer or the Merger, any Law, or there shall have been issued any decree, order or injunction, that results in any of the consequences referred to in subsection (A) above;

                 (C) except as set forth on Exhibit D or Schedule 4.1(j) to the Merger Agreement, any event or events shall have occurred that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company;

                 (D) there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States for a period in excess of 48 hours, (2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (3) the commencement of a war, armed hostilities or other international or national calamity, directly or indirectly involving the United States, (4) any limitations (whether or not mandatory) imposed by any governmental authority on the nature or extension of credit or further extension of credit by banks or other lending institutions, or (5) in the case of clauses (3) and (4) of this paragraph (D), a material acceleration or worsening thereof;

                 (E) the representations and warranties of the Company contained in the Merger Agreement (without giving effect to any "Material Adverse Effect", "materiality" or similar qualifications contained therein) shall not be true and correct in all respects as of the date of consummation of the Offer as though made on and as of such date except (1) for changes specifically permitted by the Merger Agreement, (2) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, and (3) for breaches or inaccuracies which, individually or in the aggregate, could not reasonably be expected to (a) have a Material Adverse Effect on the Company or (b) materially adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby;

                 (F) the obligations of the Company contained in the Merger Agreement (without giving effect to any "Material Adverse Effect", "materiality" or similar qualifications contained therein) to be performed at or prior to the consummation of the Offer shall not have been performed or complied with in all respects by the Company prior to the consummation of the Offer except for failures to perform or comply which, individually or in the aggregate, could not reasonably be expected to (a) have a Material Adverse Effect on the Company or (b) materially adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby;

                 (G) the Merger Agreement shall have been terminated in accordance with its terms;

                 (H) prior to the purchase of Shares pursuant to the Offer, an Acquisition Proposal for the Company exists and the Board shall have withdrawn or materially modified or changed (including by amendment of the Schedule 14D-9) in a manner adverse to Sub its recommendation of the Offer, the Merger Agreement or the Merger; or

                 (I) it shall have been publicly disclosed or Parent or Sub shall have otherwise learned that any person, entity or "group" (as defined in Section 13(d)(3) of the Exchange Act, other than Parent or its affiliates or Subsidiaries, or any group of which any of such persons or entities is a member, or any party to the Stockholders Agreement, shall have acquired beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of more than 20% of any class or series of capital stock of the Company (including, without limitation, the Shares), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted an option, right or warrant (conditional or otherwise) to acquire beneficial ownership of more than 20% of any class or series of capital stock of the Company (including, without limitation, the Shares).

                 The foregoing conditions are for the sole benefit of Sub and its affiliates and may be asserted by Sub regardless of the circumstances (including, without limitation, any action or inaction by Sub or any of its affiliates) giving rise to any such condition or may be waived by Sub, in whole or in part, from time to time in its sole discretion, except as otherwise provided in the Agreement. The failure by Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right and may be asserted at any time and from time to time. Any determination by Sub concerning any of the events described herein shall be final and binding.

                           GLOSSARY OF DEFINED TERMS

Term:                                                                   Page:
----                                                                    ----
Agreement                                                                 1
Acquisition Proposal                                                     37
Benefit Plans                                                            21
Board Percentage                                                          6
CERCLA                                                                   26
Certificate of Merger                                                     7
Certificates                                                             10
Closing                                                                   7
Closing Date                                                              7
Code                                                                 21, 45
Company                                                                   1
Company Common Stock                                                      1
Company Intangible Property                                              25
Company Litigation                                                       19
Company Order                                                            19
Company Permits                                                          18
Company SEC Documents                                                    17
Company Stockholder Approval                                             16
Company Voting Debt                                                      13
Confidentiality Agreement                                                40
Constituent Corporations                                                  7
Continuing Directors                                                      6
DGCL                                                                      4
Dissenting Shares                                                        12
Effective Time                                                            7
Employee Arrangements                                                    21
Environmental Costs and Liabilities                                      25
Environmental Law                                                        25
Exchange Act                                                              2
Financial Advisor                                                         4
Financing Commitments                                                    34
GAAP                                                                     17
Gains and Transfer Taxes                                                 16
Governmental Entity                                                      16
Hazardous Material                                                       26
HSR Act                                                                  16
Indebtedness                                                             30
Indemnified Liabilities                                                  42
Indemnified Parties                                                      42
Injunction                                                               46
IRSA                                                                     26
Laws                                                                     15
Material Adverse Effect                                                  13
Material Contracts                                                       29
Merger                                                                    1

TERM:                                                                    PAGE:
----                                                                     ----
Merger Consideration                                                       8
Offer                                                                      2
Offer Consideration                                                        2
Offer Documents                                                            3
On a fully-diluted basis                                                   2
Option Consideration                                                      11
Options                                                                   11
OSHA                                                                      26
Parent                                                                     1
Paying Agent                                                               9
Payment Fund                                                               9
Preferred Stock                                                           13
Proxy Statement                                                           16
Real Property Leases                                                      28
Release                                                                   26
Remedial Action                                                           26
Representatives                                                           35
Schedule 14D-1                                                             3
Schedule 14D-9                                                             4
SEC                                                                        2
Securities Act                                                            17
Shares                                                                     1
Stock Option Plans                                                        11
Stockholders Agreement                                                     1
Sub                                                                        1
Subsidiary                                                                 8
Surviving Corporation                                                      7
Tax Returns                                                               21
Taxes                                                                     21
Trigger Event                                                             41
Violation                                                                 15
WARN Act                                                                  25

                                                                      EXHIBIT D

Amav returns in the first quarter of 1997.

Impact close-outs in the first quarter of 1997.

Estimated first quarter results on the following schedule.

The Company's business is highly cyclical in nature with substantially all of the Company's net income produced in the third and fourth quarters.

                             (ERO, INC. LETTERHEAD)

                                  CONFIDENTIAL

March 27, 1997

TO:     ERO, Inc. Board of Directors;

        Thomas M. Gasner        Arthur S. Nicholas
        Robert J. Lipsig        Bruce V. Rauner
        Lee M. Mitchell         D. R. Ryan

FROM:   Mark D. Renfree

RE:     FIRST QUARTER FLASH REPORT

Gentlemen:

Our preliminary look at the first quarter results indicates the following:


                              Forecast       Budget      Prior Year
                              --------       ------      ----------
-  Sales                        $19.6         $21.6         $18.9
-  Margins                        6.5           7.2           5.6
     %                           33.1%         33.3%         29.8%
-  Operating Expenses             8.0           8.8           7.6
-  EBIT                          (1.5)         (1.6)         (1.9)
-  Net Income                    (2.1)         (2.1)         (2.2)
-  EPS                          $(.20)        $(.20)        $(.21)
Analyst EPS Estimate            $(.20)

                                                        ERO, INC.

Page 2
First Quarter Flash Report


SALES: ERO Industries - will outperform budget and prior year on strong Slumber Shoppe sales. Water Sports in line with expectations.

                AMAV - sales decline driven by: on-time holiday season deliveries have eliminated traditional carryover of backlog into first quarter; $1 million special arts and crafts promo for Walmart in 1996 not repeated; and first quarter returns of bulk toys higher than anticipated.

                PRISS PRINTS - strong performance continues with sales expected to outperform budget and prior year. February revenues of $1.9 million, largest month ever.

                IMPACT - should surpass last year but fall short of budget this quarter. Strong order position for second quarter.

MARGINS: Manufacturing and purchase price variances at Hazelhurst have generated $450,000 in favorable variances vs. a budget of $150,000 unfavorable variances.

OPERATING       Up from last year but under budget as a result of sales
EXPENSES:       shortfall. ERO Industries and AMAV posting significant savings to budget.

NET INCOME:     $(.20) per share - loss will be on line with analyst estimate.

ERO, INC.                                       3/27/97
1997 PROJECTION                                 5:24 PM
INCOME STATEMENTS
(Dollars in thousands)


                                               QUARTER ENDED MARCH 31,
                                               -----------------------
                                             1997          1997          1996
                                          PROJECTED       BUDGET        ACTUAL
                                          ---------       ------        ------
SALES - SLUMBER SHOPPE                      $3,131        $2,400        $1,199
SALES - WATER SPORTS                         5,920         5,900         5,374
SALES - OTHER (INCLUDES INTERNATIONAL)         220           338           303
SALES - AMAV INDUSTRIES, INC.                5,721         7,500         6,435
SALES - IMPACT, INC.                           614         1,517           487
SALES - PRISS PRINTS, INC.                   3,744         3,569         2,947
SALES - ERO CANADA, INC.                       229           332           138
                                          ------------------------------------

NET SALES                                   19,579        21,556        18,883
COST OF SALES                               13,098        14,359        13,284
                                          ------------------------------------

GROSS PROFIT                                 6,481         7,196         5,619
                                            33.10%        33.38%        29.76%

S, G, & A EXPENSE                            6,000         8,845         7,552
                                          ------------------------------------
OPERATING EARNINGS                          (1,519)       (1,649)       (1,933)
                                            -7.78%        -7.65%       -10.24%

INTEREST EXPENSE                             2,000         1,875         1,846
                                          ------------------------------------

INCOME BEFORE TAXES                         (3,519)       (3,524)       (3,779)

INCOME TAX PROVISION                        (1,442)       (1,444)       (1,551)
                                          ------------------------------------

NET INCOME                                 ($2,077)      ($2,080)      ($2,228)
                                          ====================================

NET INCOME PER SHARE                        ($0.20)       ($0.20)       ($0.21)

WEIGHTED AVERAGE NUMBER OF SHARES
  OUTSTANDING (IN THOUSANDS)                10,650        10,500        10,364

ANALYST ESTIMATE                            ($0.20)

ERO, INC.                                                           3/27/97
1997 PROJECTION                                                     5:27 PM
INCOME STATEMENTS
(Dollars in thousands)

                                                ACTUAL                      PROJECTION
                                    ----------------------------------------------------
                                        JANUARY            FEBRUARY            MARCH               TOTAL
                                          1997               1997              1997                1997
                                    ---------------------------------------------------------------------
SALES - SLUMBER SHOPPE                    $686               $395             $1,550               $3,131
SALES - WATER SPORTS                     2,100              1,745              2,075                5,920
SALES - OTHER                              (43)               143                120                  220
SALES - AMAV INDUSTRIES, INC.            2,518              1,703              1,500                5,721
SALES - IMPACT, INC.                       238                176                200                  614
SALES - PRISS PRINTS, INC.                 581              1,863              1,300                3,744
SALES - ERO CANADA, INC.                    49                 60                100                  229
                                    ---------------------------------------------------------------------
TOTAL SALES                              6,129              6,605              6,845               19,579
COST OF SALES @ STANDARD                 4,327              4,589              4,640               13,556
                                    ---------------------------------------------------------------------
GROSS PROFIT @ STANDARD                  1,802              2,016              2,205                6,023
                                         29.4%              30.5%              32.2%                30.8%

VARIANCES                                  (51)              (280)              (127)                (458)
                                    ---------------------------------------------------------------------
NET GROSS PROFIT                         1,853              2,296              2,331                6,481
                                         30.2%              34.8%              34.1%                33.1%

ROYALTIES AND GUARANTEES                   312                479                504                1,295
                                    ---------------------------------------------------------------------
TOTAL CONTRIBUTION TO PROFIT             1,541              1,817              1,828                5,186
                                    ---------------------------------------------------------------------
                                         25.1%              27.5%              26.7%                26.5%

COMMISSIONS                                 86                153                150                  389
SALES AND MARKETING EXPENSE              1,075              1,160              1,061                3,296
GENERAL & ADMINISTRATIVE                   889                786                813                2,488
ALLOCATED G&A                                -                  -                  -                    -
                                    ---------------------------------------------------------------------
TOTAL S, G & A EXPENSE                   2,050              2,099              2,025                6,174
                                    ---------------------------------------------------------------------
OPERATING EARNINGS                        (509)              (282)              (197)                (987)
                                         -8.3%              -4.3%              -2.9%

PURCHASE ACCOUNTING                        190                190                190                  570
INTEREST EXPENSE (INCOME)                  721                628                651                2,000
MISCELLANEOUS EXPENSE (INCOME)             (19)               (22)                 3                  (38)
                                    ---------------------------------------------------------------------
INCOME (LOSS) BEFORE TAXES              (1,401)            (1,078)            (1,041)              (3,519)

INCOME TAX PROVISION (BENEFIT)            (575)              (441)              (426)              (1,442)
                                    ---------------------------------------------------------------------
NET INCOME (LOSS)                        ($826)             ($637)             ($615)             ($2,077)
                                    =====================================================================
NET INCOME (LOSS) PER SHARE             ($0.08)            ($0.06)            ($0.06)              ($0.20)

WEIGHTED AVERAGE NUMBER OF SHARES
  OUTSTANDING (IN THOUSANDS)            10,316             10,316             10,650               10,650

ERO Industries, Inc.          27-Mar-97
1997 Projection                05:27 PM
Profit & Loss Statements
(Dollars In Thousands)

                                         ACTUAL       PROJECTION
                                   -----------------------------
                                      Jan       Feb      Mar      Total
                                   --------------------------------------
  Slumber                             $737      $930    $1,565    $3,232
  Water Sports                       2,132     1,896     2,180     6,208
  Other                               (126)      (43)      -        (169)
                                   --------------------------------------
Total Net Sales                      2,743     2,783     3,745     9,271
                                   --------------------------------------
  Slumber                              269       181       569     1,019
  Water Sports                         519       527       582     1,628
  Other                               (144)      (56)      -        (200)
                                   --------------------------------------
Total GM                               644       652     1,151     2,447
                                   --------------------------------------
  Slumber                             36.5%     19.5%     35.4%     38.0%
  Water Sports                        24.3%     27.8%     26.7%     24.8%
  Other                              114.3%    130.2%    100.0%    100.0%
                                   --------------------------------------
Total GM %                            23.5%     23.4%     30.7%     34.2%
                                   --------------------------------------
Variances (Fav)/Unfav                    7      (276)     (117)     (386)
                                   --------------------------------------
Net Gross Profit                       637       928     1,268     2,833
                                   --------------------------------------
                                      23.2%     33.3%     33.9%     30.6%
Royalties & Guarantees                 180       217       284       681
                                   --------------------------------------
                                       6.6%      7.8%      7.6%      7.3%

Net Contribution                       457       711       985     2,153
                                   --------------------------------------
  Commissions                           51        84       110       245
  Sales & Marketing                    330       392       392     1,114
  G&A Allocation                       225       225       225       675
                                   --------------------------------------
Total G&A                              606       701       727     2,034
                                   --------------------------------------
  %                                   22.1%     26.2%     19.4%     21.9%

Operating Income                      (149)       10       256       119
                                   --------------------------------------
  %                                   -5.4%      0.4%      6.9%      1.3%

Interest Expense                       246       213       185       644
Purchase Accounting                     70        70        70       210
Misc. Expense/(Income)                   8        12       -          20
                                   --------------------------------------
Income Before Taxes                   (473)     (285)        3      (755)

Income Taxes                          (194)     (117)        1      (310)
                                   --------------------------------------

Net Income                           ($279)    ($158)       $2     ($445)
                                   ======================================
Earnings per Share                  ($0.03)   ($0.02)    $0.00    ($0.04)


AMAV Industries, Inc.                           27-Mar-97
Profit & Loss Statements                         05:24 PM
1997 Projection
(Dollars in Thousands)


                                             ACTUAL         PROJECTION
                                        -------------------------------

                                         Jan        Feb        Mar       Total
                                        ---------------------------------------

Total Net Sales                         $2,518     $1,703     $1,500     $5,721

Total GM                                   777        541        396      1,714
                                        ---------------------------------------
   Total GM %                            30.9%      31.8%      26.4%      30.0%

Variances (Fav)/Unfav                       -          -          -          -
                                        ---------------------------------------

Net Gross Profit                           777        541        396      1,714
                                         30.9%      31.8%      26.4%      30.0%

Royalties & Guarantees                      -          -          -          -
                                        ---------------------------------------

Net Contribution                           777        541        398      1,714
                                         30.9%      31.8%      26.4%      30.0%

   Commissions                              19         18         11         48
   Sales & Marketing                       248        233        233        714
   G&A                                     349        340        340      1,029
   G&A Allocation                           75         75         75        225
                                        ---------------------------------------
Total G&A                                  691        666        659      2,016
                                        ---------------------------------------
   %                                     27.4%      39.1%      43.9%      35.2%

Operating Income                            86       (125)      (263)      (302)
                                        ---------------------------------------
   %                                      3.4%      -7.3%     -17.5%      -5.3%

Interest Expense                           475        415        486      1,356
Purchase Accounting                         94         94         94        282
Misc. Expense/(Income)                     (23)       (38)        -         (61)
                                        ---------------------------------------

Income Before Taxes                       (480)      (596)      (823)    (1,879)

Income Taxes                              (189)      (244)      (337)      (770)
                                        ---------------------------------------

Net Income                               ($271)     ($352)     ($486)   ($1,109)
                                        =======================================

Earnings per Share                      ($0.03)    ($0.03)    ($0.05)    ($0.11)

Impact, Inc.                                    27-Mar-97
Profit & Loss Statements                         05:27 PM
1997 Projection
(Dollars in Thousands)


                                              ACTUAL        PROJECTION
                                        -------------------------------

                                          Jan        Feb        Mar       Total
                                        ---------------------------------------

Total Net Sales                           $238       $176       $200       $614

Total GM                                    87        (26)        50        111
                                        ---------------------------------------
   Total GM %                            36.6%     -14.8%      25.0%      18.1%

Variances (Fav)/Unfav                       43         19         48        110
                                        ---------------------------------------

Net Gross Profit                            44        (45)         2          1
                                         18.5%     -25.6%       1.0%       0.2%

Royalties & Guarantees                      54         44         24        122
                                        ---------------------------------------

Net Contribution                           (10)       (89)       (22)      (121)
                                         -4.2%     -50.6%     -11.2%     -19.5%

   Commissions                               5          2          2          9
   Sales & Marketing                       307        262        265        834
   G&A                                       0          0          0         -
   G&A Allocation                           29         29         29         87
                                        ---------------------------------------
Total G&A                                  341        293        296        930
                                        ---------------------------------------
   %                                    143.3%     166.5%     148.1%     151.5%

Operating Income                          (351)      (382)      (319)    (1,052)
                                        ---------------------------------------
   %                                   -147.5%    -217.0%    -159.5%    -171.3%

Interest Expense                            -          -          -          -
Purchase Accounting                         21         21         21         63
Misc. Expense/(Income)                       1          2          2          5
                                        ---------------------------------------

Income Before Taxes                       (373)      (405)      (342)    (1,120)

Income Taxes                              (153)      (166)      (140)      (459)
                                        ---------------------------------------
Net Income                               ($220)     ($239)     ($202)     ($661)
                                        =======================================

Earnings per Share                      ($0.02)    ($0.02)    ($0.02)    ($0.06)

Priss Prints, Inc.            27-Mar-97
Profit & Loss Statements       05:27 PM
1997 Projection
(Dollars In Thousands)


                                         ACTUAL       PROJECTION
                                   -----------------------------
                                      Jan       Feb      Mar      Total
                                   --------------------------------------
Total Net Sales                       $711    $1,898    $1,300    $3,909

Total GM                               335       851       567     1,753
                                   --------------------------------------
  Total GM %                          47.1%     44.8%     43.7%     44.9%

Variances (Fav)/Unfav                 (103)      (34)      (63)     (200)
                                   --------------------------------------
Net Gross Profit                       438       885       630     1,953
                                      61.6%     45.5%     48.5%     50.0%

Royalties & Guarantees                  86       216       183       485
                                   --------------------------------------
Net Contribution                       352       669       447     1,468
                                      49.5%     35.2%     34.4%     37.6%

  Commissions                           19        55        25        99
  Sales & Marketing                    169       254       153       576
  G&A                                    0         0         0         0
  G&A Allocation                        25        25        25        75
                                   --------------------------------------
Total G&A                              213       334       203       750
                                   --------------------------------------
  %                                   63.6%     39.2%     35.8%     42.8%

Operating Income                       139       335       244       718
                                   --------------------------------------
  %                                   41.5%     39.4%     43.0%     41.0%

Interest Expense                        -         -         -          0
Purchase Accounting                      5         5         5        15
Misc. Expense/(Income)                  (1)        1         1         1
                                   --------------------------------------
Income Before Taxes                    135       329       238       702

Income Taxes                            55       135        98       288
                                   --------------------------------------
Net Income                             $80      $194      $140      $414
                                   ======================================
Earnings per Share                   $0.01     $0.02     $0.01     $0.04
